UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Preliminary Proxy Statement.

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

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Definitive Proxy Statement.

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Definitive Additional Materials.

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Soliciting Material Pursuant to §240.14a-12.

AXALTA COATING SYSTEMS LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 22, 2016
Dear Member:
You are cordially invited to the 2016 Annual General Meeting of Members (the “Annual Meeting”) of Axalta Coating Systems Ltd., a Bermuda exempted company (the “Company”), to be held on Wednesday, May 4, 2016 at 2:00 PM, local time, at the Hub, 2001 Market Street, 2nd Floor, Philadelphia, PA 19103.
You will find information regarding the matters to be voted upon in the attached Notice of Annual Meeting and Proxy Statement (the “Notice”). We are sending our shareholders, referred to as “members” under Bermuda law, a notice regarding the availability of this Proxy Statement, our 2015 Annual Report to Members and other proxy materials via the Internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. You may request a paper copy of these materials using one of the methods described in the Notice.
Whether or not you attend in person, it is important that your common shares be represented and voted at the Annual Meeting. I encourage you to sign, date and return the enclosed proxy card, or vote via telephone or the Internet as directed on the proxy card, at your earliest convenience. You are, of course, welcome to attend the Annual Meeting and vote in person, even if you have previously returned your proxy card or voted over the Internet or by telephone.
Sincerely,
Charles W. Shaver
Chairman and Chief Executive Officer

AXALTA COATING SYSTEMS LTD.
Two Commerce Square
2001 Market Street, Suite 3600
Philadelphia, PA 19103
NOTICE OF 2016 Annual General Meeting

Time and Date:	2:00 PM local time on Wednesday, May 4, 2016
Place:	the Hub, 2001 Market Street, 2nd Floor, Philadelphia, PA 19103
Who Can Vote:	Only holders of our common shares at the close of business on March 11, 2016, the record date, will be entitled to receive notice of, and to vote at, the Annual Meeting.
Annual Report:	Our 2015 Annual Report to Members accompanies but is not part of these proxy materials.
Proxy Voting:
Your Vote is Important. Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by telephone, or by signing, dating and returning the enclosed proxy card or voting instruction form will save the Company the expenses and extra work of additional solicitation. If you wish to vote by mail, we have enclosed an envelope, postage prepaid if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option. You may revoke your proxy at any time before it is voted by delivering to the Company a subsequently executed proxy or a written notice of revocation or by voting in person at the Annual Meeting.

Items of Business:
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To elect three Class II directors for terms ending at the 2019 Annual General Meeting of Members;
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To approve, on a non-binding advisory basis, the compensation paid to our named executive officers;

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To appoint PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2017 Annual General Meeting of Members and to delegate authority to the board of directors of the Company, acting through the Audit Committee, to fix the terms and remuneration thereof; and

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To transact any other business that may properly come before the Annual Meeting.

Date of Mailing:	A Notice of Internet Availability of Proxy Materials or this Proxy Statement is first being mailed to members on or about March 22, 2016.
BY ORDER OF THE BOARD OF DIRECTORS,
Sincerely,
Michael Finn
Senior Vice President, General Counsel and
Corporate Secretary
March 22, 2016

Page
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	1
Why did I receive a Notice of Internet Availability of Proxy Materials?	1
Who is entitled to vote at the Annual Meeting?	1
What will I be voting on at the Annual Meeting and how does the Board recommend that I vote?	1
What is the difference between holding common shares as a member of record and as a beneficial owner?	2
How do I vote?	2
What does it mean if I receive more than one Notice, proxy card or voting instruction form?	3
May I change my vote after I have submitted a proxy?	3
Who will serve as the proxy tabulator and inspector of election?	3
What vote is required to approve each proposal?	3
Who is paying for the cost of this proxy solicitation?	4
What do I need to do to attend the meeting in person?	4
Is there a list of members entitled to vote at the Annual Meeting?	5
I share an address with another member, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?	5
Could other matters be decided at the Annual Meeting?	5
CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS	5
Controlled Company	5
Policies on Corporate Governance	6
Board Leadership Structure	6
Board Role in Risk Oversight	6
Director Independence	6
Nominations for Directors	6
Director Qualifications	7
Board Composition	7
Communications with Board of Directors	8
Board Meetings, Attendance and Executive Sessions	8
Board Committees	8
Compensation Committee Interlocks and Insider Participation	9
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	9
Principal Stockholders Agreement	11
Indemnification Agreements	11
Executive Restrictive Covenant and Severance Agreements	11
Service King Collision Repair	11
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	12
EXECUTIVE OFFICERS	15
PROPOSAL NO. 1: ELECTION OF DIRECTORS	17
Nominees for Election as Class II Directors	17
Directors Continuing in Office	18
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PROXY STATEMENT
Annual General Meeting
May 4, 2016
This proxy statement and accompanying proxy (the “Proxy Statement”) are being furnished to the members of Axalta Coating Systems Ltd., a Bermuda exempted company (the “Company” or “Axalta”), in connection with the solicitation of proxies by the board of directors of the Company (the “Board” or the “board of directors”) for use at the 2016 Annual General Meeting of Members, and at any adjournment or postponement thereof  (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of 2016 Annual General Meeting. The Annual Meeting will be held on May 4, 2016 at 2:00 P.M., local time, at the Hub, 2001 Market Street, 2nd Floor, Philadelphia, PA 19103.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Why did I receive a Notice of Internet Availability of Proxy Materials?
You are receiving this Proxy Statement because you owned Axalta common shares at the close of business on March 11, 2016 (the “Record Date”), and that entitles you to vote at the Annual Meeting. By use of a proxy, you can vote regardless of whether you attend the Annual Meeting.
We are furnishing proxy materials to our shareholders, referred to as “members” under Bermuda law, primarily via the Internet, instead of mailing printed copies of those materials. On or about March 22, 2016, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our members. The Notice contains instructions about how to access our proxy materials and vote via the Internet. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via e-mail unless you elect otherwise.
Who is entitled to vote at the Annual Meeting?
Holders of our outstanding common shares at the close of business on the Record Date are entitled to vote their shares at the Annual Meeting. As of the Record Date, 238,486,970 common shares were issued and outstanding. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting.
The presence at the Annual Meeting in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at the Annual Meeting, or 119,243,486 shares, will constitute a quorum for the transaction of business at the Annual Meeting.
What will I be voting on at the Annual Meeting and how does the Board recommend that I vote?
There are three proposals that members will vote on at the Annual Meeting:
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Proposal No. 1 — Election of three Class II directors to serve until the 2019 Annual General Meeting;

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Proposal No. 2 — Non-binding advisory vote to approve the compensation paid to our named executive officers; and

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Proposal No. 3 — Appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2017 Annual General Meeting of Members and the delegation of authority to the board of directors, acting through the Audit Committee, to fix the terms and remuneration thereof.

The Board recommends that you vote:
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Proposal No. 1 — FOR the election of the three nominees to the Board;

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Proposal No. 2 — FOR the advisory vote to approve the compensation paid to our named executive officers; and

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Proposal No. 3 — FOR the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2017 Annual General Meeting of Members and the delegation of authority to the board of directors, acting through the Audit Committee, to fix the terms and remuneration thereof.

Charles W. Shaver, Robert W. Bryant and Michael F. Finn, three of our executive officers, have been selected by our Board to serve as proxy holders for the Annual Meeting. All of our common shares represented by properly delivered proxies received in time for the Annual Meeting will be voted at the Annual Meeting by the proxy holders in the manner specified in the proxy by the member. If you sign and return a proxy card without indicating how you want your shares to be voted, the persons named as proxies will vote your shares in accordance with the recommendations of the Board.
What is the difference between holding common shares as a member of record and as a beneficial owner?
If your common shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the “member of record.” The Notice has been or will be sent directly to you.
If your common shares are held in a stock brokerage account, by a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” The Notice has been or will be sent to you by your broker, bank or other holder of record who is considered, with respect to those shares, to be the member of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote the shares in your account.
How do I vote?
Member of Record.   If you are a member of record, you may vote by using any of the following methods:
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Through the Internet.   You may vote by proxy through the Internet by following the instructions on the Notice or the instructions on the proxy card if you request printed copies of the proxy materials by mail.

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By Telephone.   If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free telephone number shown on the proxy card and following the recorded instructions.

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By Mail.   If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the proxy card and sending it back to the Company in the envelope provided.

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In Person at the Annual Meeting.   If you attend the Annual Meeting, you may vote your shares in person. We encourage you, however, to vote through the Internet, by telephone or by mailing us your proxy card even if you plan to attend the Annual Meeting so that your shares will be voted in the event you later decide not to attend the Annual Meeting.

Beneficial Owners.   If you are a beneficial owner of shares, you may vote by using any of the following methods:
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Through the Internet.   You may vote by proxy through the Internet by following the instructions provided in the Notice and the voting instruction form provided by your broker, bank or other holder of record.

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By Telephone.   If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form and following the recorded instructions.

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By Mail.   If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the voting instruction form and sending it back to the record holder in the envelope provided.

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In Person at the Annual Meeting.   If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other holder of record and present it at the Annual Meeting. Please contact that organization for instructions regarding obtaining a legal proxy.

What does it mean if I receive more than one Notice, proxy card or voting instruction form?
If you received more than one Notice, proxy card or voting instruction form, it means you hold your common shares in more than one name or are registered as the holder of common shares in different accounts. Please follow the voting instructions included in each Notice, proxy card and voting instruction form to ensure that all of your shares are voted.
May I change my vote after I have submitted a proxy?
If you are a member of record, you have the power to revoke your proxy at any time prior to the Annual Meeting by:
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delivering to our Corporate Secretary an instrument revoking the proxy;

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delivering a new proxy in writing, through the Internet or by telephone, dated after the date of the proxy being revoked; or

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attending the Annual Meeting and voting in person (attendance without casting a ballot will not, by itself, constitute revocation of a proxy).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also revoke your previous voting instructions by voting in person at the Annual Meeting if you obtain a legal proxy from your broker, bank or other holder of record and present it at the Annual Meeting.
Who will serve as the proxy tabulator and inspector of election?
A representative from Broadridge will serve as the independent inspector of election and will tabulate votes cast by proxy or in person at the Annual Meeting. We will report the results in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) within four business days after the Annual Meeting.
What vote is required to approve each proposal?
The common shares of a member whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present.
If you are a beneficial owner of shares and do not provide the record holder of your shares with specific voting instructions, your record holder may vote your shares on the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm and auditor until the conclusion of the 2017 Annual General Meeting of Members and delegation of authority to the board of directors, acting through the Audit Committee, to fix the terms and remuneration thereof  (Proposal No. 3).

However, your record holder cannot vote your shares without specific instructions on the election of directors (Proposal No. 1) or the non-binding, advisory vote on the compensation paid to our named executive officers (Proposal No. 2). If your record holder does not receive instructions from you on how to vote your shares on Proposal Nos. 1 or 2, your record holder will inform the inspector of election that it does not have the authority to vote on that proposal with respect to your common shares. This is generally referred to as a “broker non-vote.” Broker non-votes will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting, but they will not be counted in determining the outcome of the vote on the applicable proposal.
The following table summarizes the votes required for passage of each proposal and the effect of abstentions and broker non-votes.
Proposal	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
No. 1 — Election of directors.	Directors will be elected by a plurality of the votes cast, meaning the directors receiving the largest number of “for” votes will be elected.	Abstentions and broker non-votes will not affect the outcome of the vote.
No. 2 — Non-binding, advisory vote to approve compensation paid to our named executive officers.	Approval by a majority of the votes cast.	Abstentions and broker non-votes will not affect the outcome of the vote.
No. 3 — Appointment of independent registered public accounting firm and auditor until the conclusion of the 2017 Annual General Meeting of Members and the delegation of authority to the board of directors, acting through the Audit Committee, to fix the terms and remuneration thereof.	Approval by a majority of the votes cast.	Abstentions and broker non-votes will not affect the outcome of the vote.
Who is paying for the cost of this proxy solicitation?
Our Board is soliciting the proxy accompanying this Proxy Statement. The Company will pay all proxy solicitation costs. Proxies may be solicited by our officers, directors and employees, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email or the Internet. We will pay brokers, banks and certain other holders of record holding common shares in their names or in the names of nominees, but not owning such shares beneficially, for the expense of forwarding solicitation materials to the beneficial owners.
What do I need to do to attend the meeting in person?
In order to be admitted to the Annual Meeting, you must present proof of ownership of Axalta common shares as of the close of business on the Record Date in any of the following ways:
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a brokerage statement or letter from a bank or broker that is a record holder indicating your ownership of Axalta common shares as of the close of business on March 11, 2016;

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your Notice of Internet Availability of Proxy Materials;

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a printout of your proxy distribution email (if you received your materials electronically);

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your proxy card;

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your voting instruction form; or

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a legal proxy provided by your broker, bank or nominee.

Any holder of a proxy from a member must present the proxy card, properly executed, and a copy of one of the proofs of ownership listed above. Members and proxy holders must also present a form of photo identification such as a driver’s license. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures.
Is there a list of members entitled to vote at the Annual Meeting?
A list of members entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the meeting, between the hours of 8:00 a.m. and 4:00 p.m. Atlantic Time, at our registered offices at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. If you would like to view the member list, please contact our Corporate Secretary to schedule an appointment.
I share an address with another member, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
To reduce costs and reduce the environmental impact of our Annual Meeting, we have adopted a procedure approved by the Commission called “householding.” Under this procedure, members of record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only a single copy of our Proxy Statement and 2015 Annual Report, unless we have received contrary instructions from such member. Members who participate in householding will continue to receive separate proxy cards and Notices.
We will promptly deliver, upon written or oral request, individual copies of this Proxy Statement or the 2015 Annual Report to any member that received a householded mailing. If you would like an additional copy of the Proxy Statement or 2015 Annual Report, or you would like to request separate copies of future proxy materials, please contact our Corporate Secretary, by mail at Two Commerce Square, 2001 Market Street, Suite 3600, Philadelphia, PA 19103 or by telephone at (855) 547-1461. If you are a beneficial owner, you may contact the broker or bank where you hold the account.
If you are eligible for householding, but you and other members of record with whom you share an address currently receive multiple copies of our Proxy Statement and 2015 Annual Report, or if you hold common shares in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Financial Solutions, Inc. at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by telephone at (800) 542-1061.
Could other matters be decided at the Annual Meeting?
As of the date of this Proxy Statement, our Board is not aware of any matters, other than those described in this Proxy Statement, which are to be voted on at the Annual Meeting. If any other matters are properly raised at the Annual Meeting, however, the persons named as proxy holders intend to vote the shares represented by your proxy in accordance with their judgment on such matters.
CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS
Controlled Company
Until April 8, 2015, we were a “controlled company” under the New York Stock Exchange (“NYSE”) listing standards because funds affiliated with The Carlyle Group L.P. (collectively “Carlyle”) controlled more than 50% of the combined voting power of our common shares. On April 8, 2015, Carlyle ceased to control a majority of our outstanding common shares. As a result, we are no longer deemed a controlled company. The NYSE listing standards provide for a transition period from controlled company status under which, among other things, we are required to have fully independent compensation and nominating & governance committees by April 7, 2016.

Policies on Corporate Governance
Our Board believes that good corporate governance is important to ensure that our business is managed for the long-term benefit of our members. We have adopted a Code of Business Conduct and Ethics that applies to all of our employees and directors, including our executive officers and senior financial and accounting officers. We have also adopted Corporate Governance Guidelines. Copies of the current versions of the Code of Business Conduct and Ethics and the Corporate Governance Guidelines are available on our website and will also be provided upon request to any person without charge. Requests should be made in writing to our Corporate Secretary at Axalta Coating Systems Ltd., Two Commerce Square, 2001 Market Street, Suite 3600, Philadelphia, PA 19103, or by telephone at (855) 547-1461.
Board Leadership Structure
The board of directors does not have a set policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer, as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board regularly evaluates whether the roles of Chairman of the Board and Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee of the Company. The Board believes these issues should be considered as part of the Board’s broader oversight and succession planning process. Currently, Mr. Shaver serves as our Chairman and Chief Executive Officer.
Board Role in Risk Oversight
While risk management is primarily the responsibility of our management, the Board provides overall risk oversight focusing on the most significant risks facing us. The Board oversees the risk management processes that have been designed and are implemented by our executives to determine whether these processes are functioning as intended and are consistent with our business and strategy. The Board executes its oversight responsibility for risk management directly and through its committees. The Board’s role in risk oversight has not affected its leadership structure.
The Audit Committee is specifically tasked with reviewing with management, the independent auditors and our legal counsel, as appropriate, our compliance with legal and regulatory requirements and any related compliance policies and programs. The Audit Committee is also tasked with reviewing our financial and risk management policies. Members of our management who have responsibility for designing and implementing our risk management processes regularly meet with the Audit Committee. The Board’s other committees oversee risks associated with their respective areas of responsibility.
The full Board considers specific risk topics, including risk-related issues pertaining to laws and regulations enforced by the United States and foreign government regulators and risks associated with our business plan, strategies and capital structure. In addition, the Board receives reports from members of our management that include discussions of the risks and exposures involved with their respective areas of responsibility, and the Board is routinely informed of developments that could affect our risk profile or other aspects of our business.
Director Independence
Our Corporate Governance Guidelines generally require that the Board be comprised of a majority of directors who are “independent” under applicable NYSE rules. Our Board has determined that all of our directors other than Messrs. Bustos and Shaver are independent under the NYSE listing standards.
Nominations for Directors
Subject to our principal stockholders agreement (as defined below), the Nominating and Corporate Governance Committee (the “Nominating Committee”) will consider director nominees recommended by our members. For more information regarding our principal stockholders agreement, see “Certain Relationships and Related Party Transactions — Principal Stockholders Agreement.” A member who wishes to recommend a director candidate for consideration by the Nominating Committee should send the recommendation to our Corporate Secretary at Axalta Coating Systems Ltd., Two Commerce Square, 2001

Market Street, Suite 3600, Philadelphia, PA 19103, who will then forward it to the Nominating Committee. The recommendation must include a description of the candidate’s qualifications for board service, including all of the information that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the Commission (as amended from time to time), the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the member and the candidate for more information. A member who wishes to nominate an individual as a candidate for election, rather than recommend the individual to the Nominating Committee as a nominee, must comply with the notice procedures set for in our Amended and Restated Bye-Laws (“Bye-Laws”). See “MEMBER PROPOSALS FOR THE COMPANY’S 2017 Annual General Meeting OF MEMBERS” for more information on these procedures.
The Nominating Committee will consider and evaluate persons recommended by the members in the same manner as it considers and evaluates other potential directors. However, as described in more detail below, pursuant to our principal stockholders agreement, Carlyle currently has the right to designate five of our Board members, and for so long as he is our Chief Executive Officer, Mr. Shaver will also be a member of our Board under the terms of the principal stockholders agreement. See “Certain Relationships and Related Party Transactions — Principal Stockholders Agreement.”
Director Qualifications
Subject to our principal stockholders agreement, the Nominating Committee is responsible for reviewing the qualifications of potential director candidates and recommending to the board of directors those candidates to be nominated for election to the board of directors. For more information regarding our principal stockholders agreement, see “Certain Relationships and Related Party Transactions — Principal Stockholders Agreement.” Our Corporate Governance Guidelines, which are available on our website as described above, set forth criteria that the Nominating Committee will consider when evaluating a director candidate for membership on the board of directors. These criteria are as follows: professional experience; education; skill; diversity; differences of viewpoint; and other individual qualities and attributes that will positively contribute to the Board. The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee. Our Nominating Committee also considers the mix of backgrounds and qualifications of the directors in order to assure that the board of directors has the necessary experience, knowledge and abilities to perform its responsibilities effectively and to consider the value of diversity on the board of directors. While diversity and variety of experiences and viewpoints represented on the Board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, religion, national origin, sex, sexual orientation or disability.
Board Composition
Our board of directors currently consists of nine members, with Mr. Shaver serving as Chairman of the Board.
The number of members on our board of directors may be modified from time to time by our board of directors, subject to the terms of our principal stockholders agreement. Our Board is divided into three classes whose members serve three-year terms expiring in successive years. Directors hold office until their successors have been duly elected and qualified or until the earlier of their respective death, resignation or removal.
At each annual general meeting, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual general meeting following such election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
In connection with our acquisition of the performance coatings business from E.I. du Pont de Nemours and Company (“DuPont”) on February 1, 2013 (the “Acquisition”), we entered into a stockholders agreement, which we amended and restated on July 31, 2013 and to which Carlyle, members of management, directors and certain employees who hold our common shares are party. In connection with our November 12, 2014 initial public offering (“IPO”), certain provisions of the amended and restated stockholders agreement terminated automatically and we entered into the principal stockholders agreement. See “Certain Relationships and Related Party Transactions — Principal Stockholders Agreement.” Pursuant to the principal stockholders agreement, but subject to the annual election process, Carlyle has the right to designate five of our directors. The senior ranking executive officer of the Company, who is currently Mr. Shaver, will also be a director under the terms of the principal stockholders agreement. All parties to the principal stockholders agreement have agreed to vote their shares in favor of such designees. Carlyle is not obligated to designate the entire number of directors to which it is entitled and the positions for the additional Carlyle designees shall remain vacant until such time as Carlyle desires to exercise its right to designate a director to fill these vacancies, or, if it loses its right to designate any directors pursuant to the terms of the principal stockholders agreement, these positions will be filled by our members in accordance with our memorandum of association and Bye-Laws. Messrs. Bieligk, Böhm, Bustos, Ledford and Sumner have been designated by Carlyle.
When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable the board of directors to satisfy their oversight responsibilities effectively in light of our business and structure, the board of directors focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth below. See “Proposal No. 1: Election of Directors.” We believe that our directors provide an appropriate diversity of experience and skills relevant to the size and nature of our business.
Communications with Board of Directors
The board of directors provides a process for members and other interested parties to send communications to the board of directors or any of the directors. Members and other interested parties may send written communications to the board of directors, or any of the individual directors, c/o the Corporate Secretary of the Company at Axalta Coating Systems Ltd., Two Commerce Square, 2001 Market Street, Suite 3600, Philadelphia, PA 19103. All communications will be compiled by the Corporate Secretary of the Company and submitted to the board of directors or the individual directors, as applicable, on a periodic basis.
Board Meetings, Attendance and Executive Sessions
Directors are expected to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend meetings of the Board and its committees to report on and discuss their areas of responsibility. Directors are expected to attend Board meetings and meetings of committees on which they serve. In addition, all directors are invited, but not required, to attend our annual general meeting of members. Directors are expected to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.
In general, the Board reserves time during each regularly scheduled meeting to allow the non-management Board members and the independent directors to each meet in executive sessions. During these executive sessions, the participants choose among themselves who will preside over the discussion.
In 2015, the Board met seven times. All directors attended 75% or more of the meetings of the Board and committees on which they served.
Board Committees
Our board of directors directs the management of our business and affairs as provided by Bermuda law and conducts its business through meetings of the board of directors and four standing committees: the Audit, the Compensation, the Executive and the Nominating Committees. In addition, from time to time, other committees may be established under the direction of the board of directors when necessary or advisable to address specific issues.
Each of the Audit Committee, Compensation Committee and Nominating Committee operate under a charter that was approved by our board of directors. A copy of each of these charters is available on our website at www.axaltacoatingsystems.com.

Audit Committee
The Audit Committee, which currently consists of Messrs. McLaughlin (Chairman) and Kramvis and Ms. Ryerkerk, is responsible for, among its other duties and responsibilities, assisting the board of directors in overseeing: our accounting and financial reporting processes and other internal control processes, the audits and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, our Code of Business Conduct and Ethics, and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. Mr.  McLaughlin was appointed as the Chairman of the Audit Committee in April 2014. The board of directors has determined that each of Messrs. McLaughlin and Kramvis is an “audit committee financial expert” as such term is defined under the applicable regulations of the Commission and has the requisite accounting or related financial management expertise and financial sophistication under the applicable rules and regulations of the NYSE. The board of directors has also determined that Messrs. McLaughlin and Kramvis and Ms. Ryerkerk are independent under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the NYSE standard, for purposes of the Audit Committee. All members of the Audit Committee are able to read and understand fundamental financial statements, are familiar with finance and accounting practices and principles and are financially literate.
In 2015, the Audit Committee met twelve times.
Compensation Committee
The Compensation Committee, which consists of Messrs. Sumner (Chairman), Bustos and Ledford, is responsible for, among its other duties and responsibilities, reviewing and approving the compensation philosophy for our chief executive officer, reviewing and approving all forms of compensation and benefits to be provided to our other executive officers and reviewing and overseeing the administration of our equity incentive plans. The Compensation Committee’s processes for fulfilling its responsibilities and duties with respect to executive compensation and the role of executive officers and management in the compensation process are each described under the heading “Compensation, Discussion & Analysis — Determination of Executive Compensation” in this Proxy Statement.
In 2015, the Compensation Committee met six times.
Nominating Committee
The Nominating Committee, which consists of Messrs. Sumner (Chairman) and Ledford, is, subject to our principal stockholders agreement, responsible for, among its other duties and responsibilities, identifying and recommending director candidates for election to our board of directors and reviewing the composition of the board of directors and its committees. For more information regarding the principal stockholders agreement, see “Certain Relationships and Related Party Transactions — Principal Stockholders Agreement.”
In 2015, the Nominating Committee met four times.
Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2015, our Compensation Committee consisted of Messrs. Sumner (Chairman), Ledford and Bustos. None of the members of our Compensation Committee is currently one of our officers or employees. Messrs. Sumner and Ledford are employed by Carlyle. Carlyle is party to both our stockholders agreement and our principal stockholders agreement. See “Certain Relationships and Related Party Transactions — Principal Stockholders Agreement.” During the year ended December 31, 2015, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our Compensation Committee.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Our Board has adopted a written statement of policy for the evaluation of and the approval, disapproval and monitoring of transactions involving us and “related persons.” For the purposes of the policy, “related persons” will include our executive officers, directors and director nominees or their immediate family members, or members owning five percent or more of our outstanding common shares and their immediate family members.
The policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $100,000 and a related person had or will have a direct or indirect material interest. Pursuant to this policy, our management will present to our Audit Committee each proposed related person transaction, including all relevant facts and circumstances relating thereto. Our Audit Committee will then:
•
review the relevant facts and circumstances of each related person transaction, including the financial terms of such transaction, the benefits to us, the availability of other sources for comparable products or services, if the transaction is on terms no less favorable to us than those that could be obtained in arm’s-length dealings with an unrelated third party or employees generally and the extent of the related person’s interest in the transaction; and

•
take into account the impact on the independence of any independent director and the actual or apparent conflicts of interest.

All related person transactions may only be consummated if our Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions have been pre-approved by our Audit Committee under the policy. These pre-approved transactions include:
•
The purchase of the Company’s products on an arm’s length basis in the ordinary course of business and on terms and conditions generally available to other similarly situated customers;

•
Resolution of warranty claims and associated activities relating to the Company’s products, provided such claims and activities are administered on an arm’s length basis in the ordinary course of business and consistent with the administration of the claims of other similar situated customers;

•
Any related person transaction within the scope of a related person’s ordinary business duties to the Company or the Company’s ordinary course of business when the interest of the related person arises solely from the ownership of a class of equity securities of the Company and all holders of such class of equity securities of the Company will receive the same benefit on a pro rata basis;

•
Receipt of compensation and benefits (subject to necessary Compensation Committee approvals) by an executive officer or director of the Company if the compensation is required to be reported in the Company’s proxy statement pursuant to Item 402 of Regulation S-K or to an executive officer of the Company, if such compensation would have been required to be reported under Item 402 of Regulation S-K as compensation earned for services to the Company if the executive was a “named executive officer” in the proxy statement and such compensation has been approved, or recommended to our Board for approval, by our Compensation Committee;

•
The Company’s payment or reimbursement of a related person’s expenses incurred in performing his or her Company-related responsibilities in accordance with the Company’s policies and procedures;

•
Any related person transaction in which the related person’s interest arises only: (i) from the related person’s position as a director of another corporation or organization that is a party to the related person transaction; (ii) from the direct or indirect ownership by the related person and all other related persons, in the aggregate, of less than a ten percent equity interest in another person (other than a partnership) which is a party to the related person transaction; or (iii) from both such position and ownership;

•
Any related person transaction in which the related person’s interest arises only from the related person’s position as a limited partner in a partnership in which the related person and all other related persons have an interest of less than ten percent and the person is not a general partner of and does not have another position in the partnership; and

•
Any related person transaction in which the related person is providing investment advisory, investment management, participant record-keeping, securities brokerage, clearing services or any similar services as part of an employee benefit plan or similar plan offered by the Company to its executive officers, directors or employees where (i) the related person was not a related person at the time the Company first engaged the related person for such services; (ii) the related person became a related person solely through the acquisition of five percent or more of the Company’s common shares; and (iii) the related person is eligible to, and does, report share holdings on Schedule 13G.

No director may participate in the approval of a related person transaction for which he or she, or his or her immediate family member, is a party to the transaction.
Principal Stockholders Agreement
In connection with the Acquisition, we entered into a stockholders agreement, which we amended and restated on July 31, 2013, and to which Carlyle, members of management who hold our common shares and certain other of our members are parties. Certain provisions of this agreement terminated automatically upon the consummation of our IPO and were replaced by a new stockholders agreement with Carlyle (the “principal stockholders agreement”), which we amended on October 30, 2015. Our board of directors currently consists of nine members. Pursuant to the principal stockholders agreement, Carlyle has designated five of our board members. The number of board members that Carlyle (or such permitted transferee or affiliate) is entitled to designate is subject to maintaining certain ownership thresholds. If Carlyle (or such permitted transferee or affiliate) loses its right to designate any directors pursuant to the terms of the principal stockholders agreement, these positions will be filled in accordance with our memorandum of association and our Bye-Laws. In addition, the principal stockholders agreement provides that each committee of the board of directors will include a proportional number of directors designated by Carlyle (or such permitted transferee or affiliate) that is no less than the proportion of directors designated by Carlyle then serving on our board of directors, subject to Company’s obligation to comply with any applicable independence requirements.
The principal stockholders agreement also includes provisions pursuant to which we granted Carlyle (or such permitted transferee or affiliate) the right to cause us, in certain instances, at our expense, to file registration statements under the Securities Act of 1933, as amended (the “Securities Act”), covering resales of our common shares held by Carlyle (or such permitted transferee or affiliate) or to piggyback on such registration statements in certain circumstances. These shares represent approximately 30% of our outstanding common shares as of the Record Date. The principal stockholders agreement also requires us to indemnify Carlyle (or such permitted transferee or affiliate) and its affiliates in connection with any registrations of our securities.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and certain of our officers. These indemnification agreements provide the directors and officers with contractual rights to indemnification and expense advancement that are, in some cases, broader than the specific indemnification provisions contained under Bermuda law. We believe that these indemnification agreements are, in form and substance, substantially similar to those commonly entered into in transactions of like size and complexity sponsored by private equity firms.
Executive Restrictive Covenant and Severance Agreements
See “Compensation Discussion and Analysis — Severance Arrangements” for information regarding the Executive Restrictive Covenant and Severance Agreements that we have entered into with our executive officers.
Service King Collision Repair
As of December 31, 2015, Carlyle owned approximately 23% of Service King Collision Repair. Service King has purchased products from our distributors in the past and may continue to do so in the future. In August 2013, we entered into a new long-term sales agreement with Service King to be their exclusive provider of coatings. During 2015, Service King purchased approximately $12 million of our products.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our common stock as of March 11, 2016 by:
•
each person known to us to own beneficially more than 5% of the capital stock;

•
each of our directors;

•
each of our named executive officers; and

•
all of our directors and executive officers as a group.

We had 238,486,970 million common shares outstanding as of March 11, 2016. The amounts and percentages of shares beneficially owned are reported on the basis of Commission regulations governing the determination of beneficial ownership of securities. Under the Commission rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are not deemed to be outstanding for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the shares of capital stock and the business address of each such beneficial owner other than Carlyle is c/o Axalta Coating Systems Ltd., Two Commerce Square, 2001 Market Street, Suite 3600, Philadelphia, PA 19103.
	Number of Common Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent of Class
Principal Members (as of December 31, 2015)
Investments funds affiliated with The Carlyle Group L.P.(1)	69,811,996	29.3%
Warren E. Buffett(2)	23,324,000	9.8%
MWG GP LLC	12,087,779	5.1%
Goldman Sachs Asset Management(3)	12,281,709	5.2%
Executive Officers and Directors (as of March 11, 2016)
Charles W. Shaver(4)	4,209,820	1.8
Robert W. Bryant(5)	607,072	*
Stephen K. Markevich(6)	567,398	*
Michael A. Cash(7)	211,404	*
Joseph F. McDougall(8)	327,345	*
Michael F. Finn(9)	248,908	*
Orlando A. Bustos(10)	262,113	*
Robert M. McLaughlin(11)	86,238	*
Andreas C. Kramvis(12)	124,880	*
Martin W. Sumner	—	—
Wesley T. Bieligk	—	—
Gregor P. Böhm	—	—
Lori J. Ryerkerk(13)	—	—
Gregory S. Ledford	—	—
All executive officers and directors as a group (14 persons)	6,645,178	2.79%

*
Denotes less than 1.0% of beneficial ownership.

(1)
Includes 14,855,708 shares held by Carlyle Partners V SA1 Cayman, L.P. (“CPV SA1”), 13,393,551 shares held by Carlyle Partners V SA2 Cayman, L.P. (“CPV SA2”), 13,745,429 shares held by Carlyle Partners V SA3 Cayman, L.P. (“CPV SA3”), 861,169 shares held by Carlyle Partners V-A Cayman, L.P. (“CPV-A”), 1,631,615 shares held by CP V Coinvestment A Cayman, L.P. (“CPV Coinvest A”), 195,881 shares held by CP V Coinvestment B Cayman, L.P. (“CPV Coinvest B”), 8,877,624 shares held by Carlyle Coatings Partners, L.P. (“CCP” and, together with CPV SA1, CPV SA2, CPV SA3, CPV-A, CPV Coinvest A and CPV Coinvest B, the “Carlyle Cayman Shareholders”) and 16,251,019 shares held by CEP III Participations, S.à r.l. SICAR (“CEP III” and, together with the Carlyle Cayman Shareholders, the “Carlyle Shareholders”).

Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the managing member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the sole member of CP V General Partner, L.L.C. and the sole shareholder of CEP III Managing GP Holdings, Ltd. CP V General Partner, L.L.C. is the general partner of TC Group V Cayman, L.P., which is the general partner of each of the Carlyle Cayman Shareholders. CEP III Managing GP Holdings, Ltd. is the general partner of CEP III Managing GP, L.P., which is the general partner of Carlyle Europe Partners III, L.P., which is the sole shareholder of CEP III.
Voting and investment determinations with respect to the shares held by the Carlyle Cayman Shareholders are made by an investment committee of TC Group V, L.P. comprised of Daniel D’Aniello, William Conway, David Rubenstein, Louis Gerstner, Allan Holt, Peter Clare, Gregor Böhm, Kewsong Lee and Thomas Mayrhofer. Voting and investment determinations with respect to the shares held by CEP III are made by an investment committee of CEP III Managing GP, L.P. comprised of Daniel D’Aniello, William Conway, David Rubenstein, Louis Gerstner, Allan Holt, Kewsong Lee and Thomas Mayrhofer. Each member of the investment committees disclaims beneficial ownership of such shares.
The address for each of TC Group Cayman Investment Holdings, L.P., TC Group Cayman Investment Holdings Sub L.P., TC Group V Cayman, L.P. and the Carlyle Cayman Shareholders is c/o Intertrust Corporate Services, 190 Elgin Avenue, George Town, Grand Cayman, E9 KY1-9005, Cayman Islands. The address for CEP III is c/o The Carlyle Group, 2, avenue Charles de Gaulle, L -1653 Luxembourg, Luxembourg. The address of each of the other persons or entities named in this footnote is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, DC 20004-2505.
(2)
Reflects ownership as of December 31, 2015 as reported on Schedule 13G filed with the Commission on February 16, 2016 by Warren E. Buffet and entities controlled directly or indirectly by Mr. Buffet (“Berkshire”), located at 3555 Farnam Street, Omaha, Nebraska 68131. Berkshire reports shared power to vote or direct the vote of 23,324,000 shares and shared power to dispose of or to direct the disposition of 23,324,000 shares. Berkshire has certified that these shares of our common stock were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(3)
Reflects ownership as of December 31, 2015 as reported on Schedule 13G filed with the Commission on February 1, 2016 by Goldman Sachs Asset Management (“GSAM”), located at 200 West Street, New York, NY 10282. GSAM reports shared power to vote or direct the vote of 11,803,655 shares and shared power to dispose of or to direct the disposition of 12,281,709 shares. GSAM has certified that these shares of our common stock were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(4)
Includes 4,209,820 common shares underlying vested options and options that will vest within 60 days of the Record Date. Does not include 443,780 restricted common shares or 118,330 restricted performance shares because these common shares will not vest within 60 days of the Record Date.

(5)
Includes 607,072 common shares underlying vested options and options that will vest within 60 days of the Record Date. Does not include 188,136 restricted common shares or 30,120 restricted performance shares because these common shares will not vest within 60 days of the Record Date.

(6)
Includes 567,398 common shares underlying vested options and options that will vest within 60 days of the Record Date. Does not include 162,053 restricted common shares or 32,271 restricted performance shares because these common shares will not vest within 60 days of the Record Date.

(7)
Includes 42,250 common shares and 169,154 common shares underlying vested options and options that will vest within 60 days of the Record Date. Does not include 91,218 restricted common shares or 19,363 restricted performance shares because these common shares will not vest within 60 days of the Record Date.

(8)
Includes 327,345 common shares underlying vested options and options that will vest within 60 days of the Record Date. Does not include 81,950 restricted common shares or 17,749 restricted performance shares because these common shares will not vest within 60 days of the Record Date.

(9)
Includes 248,908 common shares underlying vested options and options that will vest within 60 days of the Record Date. Does not include 81,950 restricted common shares or 17,749 restricted performance shares because these common shares will not vest within 60 days of the Record Date.

(10)
Includes 134,239 common shares and 127,874 common shares underlying vested options and options that will vest within 60 days of the Record Date. Does not include 14,758 restricted stock units because the underlying common shares will not vest within 60 days of the Record Date.

(11)
Includes 31,190 common shares and 55,048 common shares underlying vested options and options that will vest within 60 days of the Record Date. Does not include 14,758 restricted stock units because the underlying common shares will not vest within 60 days of the Record Date.

(12)
Includes 69,832 common shares and 55,048 common shares underlying vested options and options that will vest within 60 days of the Record Date. Does not include 14,758 restricted stock units because the underlying common shares will not vest within 60 days of the Record Date.

(13)
Does not include 9,835 restricted stock units because the underlying common shares will not vest within 60 days of the Record Date.

EXECUTIVE OFFICERS
The following table provides information regarding our executive officers:
Name	Age*	Position
Charles W. Shaver	57	Chairman and Chief Executive Officer
Robert W. Bryant	47	Executive Vice President and Chief Financial Officer
Steven R. Markevich	56	Executive Vice President and President, Transportation Coatings and Greater China
Michael A. Cash	54	Senior Vice President and President, Industrial Coatings
Joseph F. McDougall	45	Senior Vice President and Chief Human Resources Officer
Michael F. Finn	49	Senior Vice President, General Counsel and Corporate Secretary

*
As of March 11, 2016.

Charles W. Shaver
Mr. Shaver has been our Chairman of the Board and Chief Executive Officer since February 2013. With over 35 years of leadership roles in the global petrochemical, oil and gas industry, he was most recently the Chief Executive Officer and President of the TPC Group from 2004 to April 2011. Mr. Shaver also served as Vice President and General Manager for General Chemical, a division of Gentek, from 2001 through 2004 and as a Vice President and General Manager for Arch Chemicals from 1999 through 2001. Mr. Shaver began his career with The Dow Chemical Company serving in a series of operational, engineering and business positions from 1980 through 1996. He has an extensive background of leadership roles in a variety of industry organizations, including serving on the American Coatings Association Board of Directors, the Board of Directors and Executive Committee of the American Chemistry Council, the American Chemistry Council Finance Committee and the National Petrochemical and Refiners Association Board and Executive Committee. Mr. Shaver currently serves as Chairman of the board of directors for U.S. Silica and formerly served on the board of directors of Taminco, Inc. from 2012 through 2014. Mr.  Shaver earned his B.S. in Chemical Engineering from Texas A&M University.
Robert W. Bryant
Mr. Bryant became our Executive Vice President and Chief Financial Officer in February 2013. Previously, Mr. Bryant served as the Senior Vice President and Chief Financial Officer of Roll Global LLC. Before joining Roll Global in 2007, he was the Executive Vice President of Strategy, New Business Development, and Information Technology at Grupo Industrial Saltillo, S.A.B. de C.V. Prior to joining Grupo Industrial Saltillo in 2004, Mr. Bryant was President of Bryant & Company, which he founded in 2001. Prior positions included serving as Managing Principal with Texas Pacific Group’s Newbridge Latin America, L.P., a Senior Associate with Booz Allen & Hamilton Inc. and an Assistant Investment Officer with the International Finance Corporation (IFC). Mr. Bryant began his career at Credit Suisse First Boston. Mr. Bryant graduated summa cum laude and Phi Beta Kappa with a B.A. in Economics from the University of Florida and received his M.B.A. from the Harvard Business School.
Steven R. Markevich
Mr. Markevich has served as our Executive Vice President and President, Transportation Coatings and Greater China since September 30, 2015. Prior to that Mr. Markevich served as our Senior Vice President and President, Transportation from July 2015 until September 30, 2015 and Senior Vice President and President, OEM from June 2013 until July 2015. Previously, Mr. Markevich was Chief Executive Officer of GKN Driveline. Prior to that role, from July 2010 to August 2012, he was President, GKN Sinter Metals, responsible for global operations. From October 2007 to July 2010, Mr. Markevich was President, North American Operations for GKN Sinter Metals, and began his tenure with GKN in 2007 as Vice President, Sales & Marketing. At Siegel-Robert Automotive, he led the company’s commercial strategy, sales, account and program management initiatives. While at Guardian Automotive, Mr. Markevich served in numerous leadership roles and was responsible for all senior level customer relationships. His career began at

Deloitte & Touche consulting and the National Steel Corporation. Mr. Markevich holds a finance degree from University of Michigan’s Ross School of Business and is a Certified Public Accountant as well as being certified in Production & Inventory Management (CPIM). He has completed the Global Senior Leadership Program at UCLA and holds memberships in the Society of Automotive Engineers (SAE), Original Equipment Suppliers Association (OESA) and American Powder Metallurgy Institute International (APMI).
Michael A. Cash
Mr. Cash became our Senior Vice President and President, Industrial Coatings in August 2013. Prior to joining Axalta, Mr. Cash was Managing Director, Powder Coatings — Asia Pacific Region at AkzoNobel Coatings from 2011 to 2013 and previously in charge of AkzoNobel’s powder business throughout the Americas from 2005 to 2011. Mr. Cash also held a number of positions at The Sherwin-Williams Company including Vice President, Automotive International, Vice President of Automotive Marketing and Vice President and Chief Financial Officer of its joint venture with Herberts GmbH, which was then a Hoechst company. Earlier in his career, Mr. Cash was Vice President and Chief Financial Officer of Carstar Automotive, a U.S. autobody repair franchise. Mr. Cash received his B.A. in Business Administration from Miami University (Ohio).
Joseph F. McDougall
Mr. McDougall became our Senior Vice President and Chief Human Resources Officer in May 2013. Previously, Mr. McDougall was Vice President, Human Resources, Communications and Six Sigma for Honeywell Performance Materials and Technologies. He served in a number of positions in Honeywell prior to this most recent position including Vice President, Human Resources for its Air Transport Division, Director of Human Resources for Honeywell Corporate from 2004-2007, and Director of Compensation, Benefits and HRIS for Honeywell’s Specialty Materials Group from 2003-2004. Prior to joining Honeywell, Mr. McDougall served in human resources leadership roles at the Goodson Newspaper Group and Robert Wood Johnson University Hospital at Hamilton. He started his career as a human resources and benefits consultant. Mr. McDougall holds a B.A. from Rider University and graduated Beta Gamma Sigma with an M.B.A. from The Pennsylvania State University.
Michael F. Finn
Mr. Finn became our Senior Vice President and General Counsel as well as Chief Compliance Officer in April 2013. Mr. Finn also is Axalta’s Corporate Secretary. Previously, Mr. Finn was Vice President and General Counsel of General Dynamics’ Advanced Information Systems subsidiary. Before that, he was Vice President, General Counsel and Director of Ethics and Export Compliance at General Dynamics United Kingdom. From 2002 to 2005, Mr. Finn served as Senior Counsel for General Dynamics Corporation. Between 1999 and 2002 he was General Counsel and Vice President at Sideware Inc. and Associate General Counsel and Senior Director of Business Affairs at Teligent Inc. Prior to those roles, Mr. Finn worked in several positions, most notably as an Associate at Willkie, Farr & Gallagher and as an Attorney at the Office of the General Counsel at the FCC. Mr. Finn graduated from Indiana University with a degree in Finance and graduated cum laude from New York University’s School of Law.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
Our board of directors currently consists of nine directors. Our directors are divided into three classes with staggered three-year terms so that the term of one class expires at each annual general meeting of members. Three nominees will be proposed for election as Class II directors at the Annual Meeting. Information regarding our directors’ professional experience and ages (as of March 11, 2016) is set forth below.
It is intended that the persons named in the accompanying proxy will vote to elect the nominees listed below unless authority to vote is withheld. The elected directors will serve until the annual general meeting of members in 2019 or until an earlier resignation or retirement or until their successors are elected and qualify to serve.
All of the nominees are presently serving as directors of the Company. The nominees have agreed to stand for reelection. However, if for any reason any nominee shall not be a candidate for election as a director at the Annual Meeting, it is intended that shares represented by the accompanying proxy will be voted for the election of a substitute nominee designated by our board of directors, or the board of directors may determine to leave the vacancy temporarily unfilled.
Nominees for Election as Class II Directors
Andreas C. Kramvis
Mr. Kramvis, age 63, became a member of our board of directors in July 2014. Mr. Kramvis is Vice Chairman of Honeywell International focused on critical aspects for the achievement of the company’s Five Year Plan. Prior to this role, Mr. Kramvis served as the President and Chief Executive Officer of Honeywell Performance Materials and Technologies, a global leader in process technology for the oil and gas industries as well as the development and production of high-purity, high-quality performance chemicals and materials. Mr. Kramvis has also served as the President and CEO of Honeywell’s Environmental and Combustion Controls business. Intimately familiar with key markets and economies around the world, Mr. Kramvis has managed companies with global scope across five different industries. Mr. Kramvis is a Director of AptarGroup, a past Chairman of the Society of Chemical Industry and a Board Member and Executive Committee Member of the American Chemistry Council. He is the author of a book titled “Transforming the Corporation: Running a Business in the 21st Century,” which demonstrates how to systematically transform a business for high performance. Mr. Kramvis is a graduate of Cambridge University, where he studied engineering specializing in electronics and he holds an M.B.A. from Manchester Business School. The board of directors has concluded that Mr. Kramvis should serve as a director because he brings extensive experience regarding the management of public and private companies.
Gregory S. Ledford
Mr. Ledford, age 58, became a member of our board of directors following the Acquisition. Mr. Ledford is a Managing Director at Carlyle focused on the industrial and transportation sectors. He joined Carlyle in 1988 and, prior to his appointment as Managing Director, held the positions of Vice President and Principal, responsible for leading Carlyle’s Investments in numerous companies. From 1991 to 1997, he was Chairman and CEO of The Reilly Corp., a former Carlyle portfolio company. In addition, he was Director of Capital Leasing for MCI Telecommunications. Mr. Ledford is a member of the board of directors of Allison Transmission, Greater China Intermodal and KADT. Mr. Ledford is a graduate of the University of Virginia’s McIntire School of Commerce. He received an M.B.A. from Loyola College. The board of directors has concluded that Mr. Ledford should serve as a director because he brings extensive experience regarding the management of public and private companies, and the financial services industry.
Martin W. Sumner
Mr. Sumner, age 42, became a member of our board of directors in August 2012. Mr. Sumner is a Managing Director at Carlyle focused on U.S. buyout opportunities in the industrial and transportation sectors. Mr. Sumner has led Carlyle’s current investments in Axalta and Centennial Resources Development, where he serves on their respective boards. He previously served on the boards of Veyance Technologies prior to its sale to Continental AG, AxleTech International Holdings prior to its sale to

General Dynamics, and United Components prior to its sale to the Rank Group. Mr. Sumner received his M.B.A. from Stanford University, where he was an Arjay Miller Scholar. He received a B.S. in economics, magna cum laude, from the Wharton School of the University of Pennsylvania. The board of directors has concluded that Mr. Sumner should serve as a director because he has significant directorship experience and has significant core business skills, including financial and strategic planning.
The board of directors of the Company recommends a vote “FOR” each of the foregoing nominees for election as Class II directors.
Directors Continuing in Office
Continuing Class I Directors with Terms Expiring at the 2018 Annual General Meeting of Members
Wesley T. Bieligk
Mr. Bieligk, age 36, became a member of our board of directors following the Acquisition. Mr. Bieligk is a Principal at Carlyle focused on buyout opportunities in the industrial and transportation sectors. Mr. Bieligk is a member of the board of directors of Signode Industrial Group and Greater China Intermodal. In addition, he has been actively involved in Carlyle’s investments in Allison Transmission and the Hertz Corporation. Mr. Bieligk received an M.B.A. with honors from The Wharton School at the University of Pennsylvania and a B.S. in commerce with distinction from The McIntire School of Commerce at the University of Virginia. The board of directors has concluded that Mr. Bieligk should serve as a director because he has significant directorship experience and has significant core business skills, including financial and strategic planning.
Gregor P. Böhm
Mr. Böhm, age 51, became a member of our board of directors following the Acquisition. Mr. Böhm is a Managing Director at Carlyle and Co-head of the firm’s Europe Buyout group. He is based in London. Mr. Böhm is a member of the Board of HC Starck, Ameos and Alloheim. He has previously served on the Boards of Andritz, Messer Cutting and Welding, Beru, Honsel Edscha, and HT Troplast. Prior to joining Carlyle, Mr. Böhm was a Manager at I.M.M., one of Germany’s leading buyout groups. Prior to that he was an Analyst with Morgan Stanley’s Mergers and Acquisitions department in London. Mr. Böhm is a graduate of Cologne University and earned his M.B.A. from the Harvard Business School. The board of directors has concluded that Mr. Böhm should serve as a director because he has significant directorship experience and has significant core business skills, including financial and strategic planning.
Robert M. McLaughlin
Mr. McLaughlin, age 58, became a member of our board of directors in April 2014. Mr. McLaughlin is Senior Vice President and Chief Financial Officer of Airgas, Inc. and a member of the company’s Management Committee. Airgas is a leading U.S. supplier of industrial, medical and specialty gases, and hardgoods, such as personal protective equipment, welding equipment and other related products. Prior to assuming his current position on October 3, 2006, Mr. McLaughlin served as Vice President and Controller since joining Airgas in 2001. From 1999 to 2001, he served as Vice President of Finance for Asbury Automotive Group. From 1992 to 1999, Mr. McLaughlin was Vice President of Finance and held other senior financial positions at Unisource Worldwide, Inc. He began his career at Ernst & Young in 1979. He was a Certified Public Accountant and earned his Bachelor’s degree in accounting from the University of Dayton. The board of directors has concluded that Mr. McLaughlin should serve as a director because he has significant and diverse business experience and has significant experience on all aspects of financial management and strategic planning in a public company environment.

Continuing Class III Directors with Terms Expiring at the 2017 Annual General Meeting of Members
Orlando A. Bustos
Mr. Bustos, age 52, became a member of our board of directors following the Acquisition and has over 25 years of experience in the automotive industry and has held numerous senior executive positions. Mr. Bustos has extensive experience managing global operations, executing complex restructurings and forging new business development in emerging markets, with specific emphasis on China. He is the Chairman and Chief Executive Officer of OHorizons Global, an international management consulting firm focused on the automotive and industrial sectors. Mr. Bustos previously served as Business Leader for Electronics and Controls, OE Powertrain, Hybrid Systems, and Driveline at General Motors Global Powertrain Group and was the Executive Director of Global Purchasing. During his tenure at General Motors, his responsibilities included leading corporate wide initiatives in the areas of globalization, powertrain, operations, and global purchasing and supply chain throughout Europe, South America and Asia. Mr. Bustos is currently on the board of directors of the Michigan Science Center, and serves on its executive committee, and of the OHorizons Foundation. Previously, he has been on the board of directors of Cooper-Standard, and served on its compensation committee, GMI Diesel Engineering in Japan, Isuzu Motors Polska in Poland, and DMAX in the United States. Mr. Bustos earned a B.S. in Electrical Engineering from the Georgia Institute of Technology and an M.B.A. as a Sloan Fellow from the Massachusetts Institute of Technology. The board of directors has concluded that Mr. Bustos should serve as a director because he has significant directorship experience and has significant core business skills, including financial and strategic planning.
Lori J. Ryerkerk
Ms. Ryerkerk, age 53, is Executive Vice President, Global Manufacturing of Royal Dutch Shell (Shell), a role she has held since October 2013. She is responsible for all Shell Refining and Chemical assets globally, both Shell operated and joint ventures, with a total crude oil processing capacity of 3.1 million barrels per day and chemical sales volume of 17 million tonnes per year. From May 2010 until October 2013, Ms. Ryerkerk was Shell’s Regional Vice President, Manufacturing, Europe and Africa. Prior to joining Shell, Ms. Ryerkerk held leadership roles with ExxonMobil Corporation and Hess Corporation. She has lived and worked in the U.S., Asia and Europe. Ms. Ryerkerk received her B.S. in chemical engineering from Iowa State University. The board of directors has concluded that Ms. Ryerkerk should serve as a director because she has significant experience with global manufacturing operations as well as extensive expertise in international business and strategic planning.
Charles W. Shaver
Mr. Shaver has been our Chairman of the Board and Chief Executive Officer since February 2013. With over 35 years of leadership roles in the global petrochemical, oil and gas industry, he was most recently the Chief Executive Officer and President of the TPC Group from 2004 to April 2011. Mr. Shaver also served as Vice President and General Manager for General Chemical, a division of Gentek, from 2001 through 2004 and as a Vice President and General Manager for Arch Chemicals from 1999 through 2001. Mr. Shaver began his career with The Dow Chemical Company serving in a series of operational, engineering and business positions from 1980 through 1996. He has an extensive background of leadership roles in a variety of industry organizations, including serving on the American Coatings Association Board of Directors, the Board of Directors and Executive Committee of the American Chemistry Council, the American Chemistry Council Finance Committee and the National Petrochemical and Refiners Association Board and Executive Committee. Mr. Shaver currently serves as Chairman of the board of directors for U.S. Silica and formerly served on the board of directors of Taminco, Inc. from 2012 through 2014. Mr. Shaver earned his B.S. in Chemical Engineering from Texas A&M University. The board of directors has concluded that Mr. Shaver should serve as a director because of his leadership role with our company, his experience in the chemical industry and his significant directorship experience.

PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the “Dodd-Frank Act,” the Commission enacted requirements for the Company to present to its members a separate resolution, subject to an advisory (non-binding) vote, to approve the compensation of its named executive officers. This proposal is commonly referred to as a “Say on Pay” proposal. This proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. As required by these rules, the board of directors invites you to review carefully the Compensation Discussion and Analysis beginning on page 25 and the tabular and other disclosures on compensation under Executive Compensation beginning on page 37, and cast an advisory vote on the Company’s executive compensation programs through the following resolution:
“Resolved, that the members approve, on an advisory basis, the compensation of the Company’s named executive officers, including the Company’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and any narrative executive compensation disclosure contained in the Company’s Proxy Statement for the 2016 Annual General Meeting of Members.”
As discussed in the Compensation Discussion and Analysis, the board of directors believes that the Company’s long-term success depends in large measure on the talents of our employees. The Company’s compensation system plays a significant role in our ability to attract, retain and motivate the highest quality workforce. The board of directors believes that its current compensation program directly links executive compensation to performance, aligning the interests of the Company’s executive officers with those of its members.
Pursuant to the Dodd-Frank Act, this vote is advisory and will not be binding on the Company. While the vote does not bind the board of directors to any particular action, the board of directors values the input of the members, and will take into account the outcome of this vote in considering future compensation arrangements.
Although this vote is advisory in nature and does not impose any action on the Company or the Compensation Committee of the board of directors, the Company strongly encourages all members to vote on this matter.
The board of directors recommends a vote “FOR” Proposal No. 2, to approve an advisory (non-binding) resolution regarding the compensation of the Company’s named executive officers.

PROPOSAL NO. 3: APPROVE THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUDITOR
The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm and auditor to examine the books of account and other records of the Company and its consolidated subsidiaries for the 2016 fiscal year. The board of directors is asking the members to approve this action and to delegate authority to the board of directors, acting through the Audit Committee, to fix the terms and remuneration thereof.
Representatives of PwC are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement and will be available to respond to appropriate questions that may come before the Annual Meeting.
In the event that the members fail to appoint PwC as independent registered accounting firm and auditor, the Audit Committee will consider the member vote in determining whether to retain the services of PwC in connection with the 2016 audit.
Independent Registered Public Accounting Firm
The following table shows the aggregate fees for professional services provided by PwC and its affiliates for the audits of the Company’s consolidated financial statements for the years ended December 31, 2014 and 2015, and other services rendered during the years ended December 31, 2014 and 2015:
Fee Category	2014 ($000s)	2015 ($000s)
Audit Fees	$6,104	$5,565
Audit-Related Fees	102	20
Tax Fees	13,168	10,727
All Other Fees	437	7
TOTAL	$19,811	$16,319

Audit Fees
Audit Fees consist of the fees and expenses for professional services rendered for the audit of the Company’s annual consolidated financial statements, reviews of quarterly financial statements, statutory audits and related services.
Audit-Related Fees
Audit-Related Fees consist of the fees and expenses for audits and related services that are not required under securities laws, audits of certain benefit plans and reviews of financial statements and other due diligence services pertaining to potential business acquisitions and dispositions, including accounting and financial reporting matters.
Tax Fees
Tax Fees consist of the fees and expenses for tax planning, advisory and compliance services. Compliance fees consist of the aggregate fees billed for professional services rendered for tax return preparation and related compliance documentation. Post-Acquisition structuring work following our separation from DuPont has had a distorting impact on the 2014 and 2015 fees. The following table details the associated tax fees for 2014 and 2015.

Tax Fees	2014	2015
	($000s)	($000s)
Post Deal Integration (non-recurring)	$5,180	—
IPO Planning (non-recurring)	2,070	$542
Operational Restructuring (non-recurring)	—	5,781
Tax Planning and Advisory Services	4,699	3,788
Tax Compliance	1,219	616
TOTAL	$13,168	$10,727

In engaging PwC on these matters, management and the Audit Committee considered PwC’s expertise in domestic and international corporate taxation as well as their institutional knowledge of our operations. As such, we determined that the engagement of PwC would ensure efficient and quality advice, pertinent to our business and consistent with our overall business strategy. Following the IPO, management and the Audit Committee also ensured that they sought competitive bids from multiple service providers for certain tax services. The Audit Committee also discussed and determined that PwC’s performance of the tax services would not impair its independence. Nonetheless, our Audit Committee has instructed PwC and management that, absent extenuating circumstances, PwC’s audit, audit-related and compliance fees should comprise a majority of the overall fees we pay to the independent auditor by the end of 2017.
All Other Fees
Fees for all other services and related expenses not included above, principally for support and advisory services related to our separation from DuPont as well as accounting research software.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services provided by the Company’s independent registered public accounting firm prior to the engagement of the independent registered public accounting firm with respect to such services.
Under these policies and procedures, proposed services may be pre-approved on a periodic basis or individual engagements may be separately approved by the Audit Committee prior to the services being performed. In each case, the Audit Committee considers whether the provision of such services would impair the independent registered public accounting firm’s independence. All audit services, audit-related services, tax services and other services provided by PwC for 2014 and 2015 were pre-approved by the Audit Committee.
The board of directors recommends a vote “FOR” Proposal No. 3, to approve the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2017 Annual General Meeting of Members and to delegate authority to the board of directors of the Company, acting through the Audit Committee, to fix the terms and remuneration thereof. Proxies will be voted “FOR” such appointment, unless otherwise specified in the proxy.

AUDIT COMMITTEE REPORT
The Audit Committee of the board of directors is providing this report to enable members to understand how it monitors and oversees the Company’s financial reporting process. The Audit Committee serves an independent oversight role by consulting with and providing guidance to management and the Company’s independent registered public accounting firm on matters such as accounting, audits, compliance, controls, disclosure, finance and risk management. The Audit Committee members do not act as accountants or auditors for the Company. Management is responsible for the Company’s financial statements and the financial reporting process, including the implementation and maintenance of effective internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm has free access to the Audit Committee to discuss any matters it deems appropriate. The Audit Committee operates pursuant to an Audit Committee Charter that is reviewed annually by the Audit Committee and updated as appropriate. A copy of the charter can be found on the Company’s website at http://www.axaltacoatingsystems.com.
The Audit Committee consists of three directors, Messrs. McLaughlin and Kramvis and Ms. Ryerkerk, each of whom satisfies the independence requirements promulgated by the Commission and applicable NYSE rules.
This report confirms that the Audit Committee has: (i) reviewed and discussed the audited financial statements for the year ended December 31, 2015 with management and the Company’s independent registered public accounting firm, PwC; (ii) discussed with PwC the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board, or the “PCAOB”; (iii) reviewed the written disclosures and letters from PwC as required by the rules of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and (iv) discussed with PwC its independence from the Company.
The Audit Committee has considered whether the provision of non-audit professional services rendered by PwC, and disclosed elsewhere in this Proxy Statement, is compatible with maintaining their independence.
Based upon the above review and discussions, the Audit Committee recommended to the board of directors that the audited financial statements for the year ended December 31, 2015 be included in the Company’s Annual Report on Form 10-K for filing with the Commission.
Respectfully submitted,
AUDIT COMMITTEE
Robert M. McLaughlin (Chairman)
Andreas C. Kramvis
Lori J. Ryerkerk

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the board of directors consists of the three directors named below. The Company was a “controlled company” pursuant to the NYSE rules until April 8, 2015. Accordingly, we are eligible for, and intend to continue taking advantage of, the controlled company transitional relief exemption provided in the NYSE listing standards from having a compensation committee composed entirely of independent directors until April 7, 2016.
The Compensation Committee of the board of directors has reviewed and discussed with management the “Compensation Discussion and Analysis,” or CD&A, section of this Proxy Statement required by Item 402(b) of Regulation S-K promulgated by the Commission. Based on the Committee’s review and discussions with management, the Committee recommended to the board of directors that the CD&A be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and in this Proxy Statement.
Respectfully submitted,
COMPENSATION COMMITTEE
Martin W. Sumner (Chairman)
Orlando A. Bustos
Gregory S. Ledford

Compensation Discussion and Analysis
Executive Summary
This Compensation Discussion and Analysis provides an overview and analysis of: (i) the elements of our compensation program for our named executive officers identified below; (ii) the material compensation decisions made under that program and reflected in the executive compensation tables that follow this Compensation Discussion and Analysis; and (iii) the material factors considered in making those decisions. As a company dedicated to a pay-for-performance culture, we intend to provide our named executive officers with compensation that is significantly performance-based. Our executive compensation program is designed to: align executive pay with our performance on both short- and long-term bases; link executive pay to specific, measurable results intended to create value for our members; and utilize compensation as a tool to assist us in attracting and retaining the high-caliber executives that we believe are critical to our long-term success.
Compensation for our named executive officers consists primarily of the elements, and their corresponding objectives, identified in the following table.
Compensation Element	Primary Objective
Base salary	To recognize performance of job responsibilities and to attract and retain individuals with superior talent.
Axalta Bonus Plan (annual non-equity incentive compensation, “ABP”)	To promote our near-term performance objectives across our workforce and reward individual contributions to the achievement of those objectives. ABP awards for 2015 are shown in the Summary Compensation Table below under the heading “Non-Equity Incentive Plan Compensation.”
Discretionary long-term equity incentive awards	To emphasize our long-term performance objectives, encourage the maximization of shareholder value and retain key executives by providing an opportunity to participate in the ownership of our common shares.
Retirement savings (401(k)) and nonqualified deferred compensation	To provide an opportunity for tax-efficient savings and long-term financial security.
Severance and change in control benefits	To encourage the continued attention and dedication of key individuals when considering strategic alternatives.
Other elements of compensation and perquisites	To attract and retain talented executives in a cost-efficient manner by providing benefits with high perceived values at relatively low cost to us.
To serve the foregoing objectives, our overall compensation program is generally designed to be adaptive rather than purely formulaic. Our Compensation Committee has primary authority to determine and approve compensation decisions with respect to our named executive officers (“NEOs”). For 2015, compensation for our NEOs reflected their individual contributions to Axalta’s performance.
For the year ended December 31, 2015, our NEOs are:
•
Charles W. Shaver, Chairman and Chief Executive Officer;

•
Robert W. Bryant, Executive Vice President and Chief Financial Officer;

•
Steven R. Markevich, Executive Vice President and President, Transportation Coatings & Greater China;

•
Michael A. Cash, Senior Vice President and President, Industrial Coatings; and

•
Joseph F. McDougall, Senior Vice President and Chief Human Resources Officer.

In addition, we have elected to provide compensation information for Michael F. Finn, our Senior Vice President, General Counsel and Corporate Secretary. As a result, Mr. Finn is referred to as a NEO in this Proxy Statement.
Our compensation decisions for the NEOs in 2015 are discussed below in relation to each of the above-described elements of our compensation program. The below discussion is intended to be read in conjunction with the executive compensation tables and related disclosures that follow this Compensation Discussion and Analysis.
Role of Member Say on Pay Votes
We provide our members with the opportunity to cast an annual advisory vote on our executive compensation program for our NEOs (referred to as a “Say on Pay” proposal). At our annual general meeting of members in May 2015, 99.8% of the votes cast on the Say on Pay proposal were voted in favor of the compensation paid to our NEOs. Our Compensation Committee believes that this affirms our members’ support for our compensation program for our NEOs. Accordingly, our Compensation Committee did not make any changes to our executive compensation program as a result of the outcome of voting on the 2015 Say on Pay proposal. Our Compensation Committee will continue to consider the outcome of our members’ votes on Say on Pay proposals when making future decisions on our compensation program for our NEOs. Our Compensation Committee continually reassesses the competitiveness of our pay programs and the appropriateness in supporting our business strategy.
Compensation Overview
Our overall compensation program is structured to attract, motivate and retain highly qualified executives by paying them competitively, consistent with our success and their contribution to that success. We believe compensation should be structured to ensure that a portion of an executive’s compensation opportunity will be related to factors that directly and indirectly influence shareholder value. Accordingly, we set goals designed to link each NEO’s compensation to our performance and the NEO’s own performance. Consistent with our performance-based philosophy, in 2015, our NEOs earned variable ABP awards based on our financial and operational performance and in 2016 we implemented a new component of our long-term incentive plan based on our total shareholder return (“TSR”) over a three-year performance period, as described in more detail below under “Long-Term Incentive Awards — Performance Based Awards”. This performance-based compensation is intended to align our NEOs’ interests with our long-term performance and the interests of our members.
Total compensation for our NEOs has been allocated between cash and equity compensation, taking into consideration the balance between providing short-term incentives and long-term investment in our financial performance, to align the interests of management with the interests of our members. The variable ABP awards and the equity awards, including the new performance share awards (“PSAs”), are designed to ensure that total compensation reflects our overall success or failure and to motivate the NEOs to meet appropriate performance measures tied to maximizing total shareholder returns.
Determination of Executive Compensation
The Compensation Committee is provided with the primary authority to determine and approve the compensation paid to our NEOs. The Compensation Committee is charged with, among other things, reviewing compensation policies and practices to ensure: (i) adherence to our compensation philosophies; and (ii) that the total compensation paid to our NEOs is fair, reasonable and competitive, taking into account our position within our industry, including our comparative performance, and our NEOs’ level of expertise and experience in their respective positions. In furtherance of the considerations described above, the Compensation Committee is primarily responsible for: (i) determining any future adjustments to base salary and target ABP levels (representing the non-equity incentive compensation that may be awarded expressed as a percentage of base salary or as a dollar amount for the year); (ii) assessing the performance of the Chief Executive Officer and other NEOs for each applicable performance period; and (iii) determining the awards to be paid to our Chief Executive Officer and other NEOs under the ABP for each year. To aid the Compensation Committee in making its determinations, the Chief Executive Officer provides recommendations to the Compensation Committee regarding the compensation of all NEOs, excluding himself. The Compensation Committee annually reviews the performance and compensation of our senior executive management team. The Compensation Committee also has the right to engage experts to provide independent advice on matters related to executive compensation. For that purpose, the Compensation Committee engaged Exequity LLP (“Exequity”) in 2015.
In determining compensation levels for our NEOs, the Compensation Committee considers each NEO’s particular position and responsibility and relied upon the judgment and industry experience of the members, including their knowledge of competitive compensation levels in our industry. In connection with the 2015 executive compensation review process, Exequity provided the Compensation Committee with a comprehensive report that included publicly available compensation data relating to our Chemical Industry Peer Index, as described below. In general, we believe that target total compensation levels should be comparable to the median target total compensation opportunities for executive officers in similar positions and with similar responsibilities in our marketplace, and variable compensation opportunities should be calibrated such that actual compensation realized would be in excess of peer median benchmarks if the Company and individual performance were strong, and would be below peer median benchmarks when Company and individual performance were not strong.
The Chemical Industry Peer Index broadly reflects the companies with which we compete for talent, business and investment capital based on the scope of our operations, as measured by revenue and market capitalization. The list of companies included in the Chemical Industry Peer Index for which management and the Compensation Committee reviewed compensation data in 2015 is set forth below.
Albemarle Corporation	International Flavors & Fragrances Inc.
Ashland Inc.	Minerals Technologies Inc.
Celanese Corporation	NewMarket Corporation
Chemtura Corporation	Olin Corp.
Cytec Industries Inc.	PolyOne Corporation
Eastman Chemical Co.	PPG Industries, Inc.
FMC Corp.	RPM International Inc.
HB Fuller Co.	The Sherwin-Williams Company
W.R. Grace & Co.	Sigma-Aldrich Corporation
Huntsman Corporation	The Valspar Corporation
Revenues in 2014 for the Chemical Industry Peer Index ranged from $1.725 billion to $15.410 billion, with median 2014 revenues of approximately $3.539 billion, as compared to the Company’s 2014 revenues of approximately $4.392 billion (the 64th percentile relative to the Chemical Industry Peer Index). Meanwhile, market capitalization for the companies in the Chemical Industry Peer Index as of the time management and the Compensation Committee reviewed compensation data ranged from $2.138 billion to $30.211 billion, with a median of  $6.548 billion, as compared to the Company’s then-current market capitalization of  $7.124 billion (the 58th percentile relative to the Chemical Industry Peer Index).
Stock Ownership Requirements
To directly align the interests of our NEOs with us and our members, our Compensation Committee has adopted stock ownership guidelines. The guidelines require that, within five years after our IPO, the Chief Executive Officer must directly or indirectly own an amount of our common shares equal to five times the Chief Executive Officer’s base salary, and the Chief Executive Officer’s executive and senior vice president direct reports must directly or indirectly own an amount of our common shares equal to two times their respective base salaries. If an executive is out of compliance with the ownership requirement, he or she must retain 50% of our common shares acquired upon stock option exercises and 75% of our common shares issued upon the vesting of restricted stock, restricted stock unit and performance share grants, in each case, net of applicable taxes until the executive satisfies the ownership requirement. The Compensation Committee will annually review each NEO’s compliance with the stock ownership guidelines based on the NEO’s current base salary and the price of our common shares as of the end of the prior year.

Base Compensation
We set base salaries for our NEOs generally at a level we deem necessary to attract and retain individuals with superior talent. Each year, the Compensation Committee will determine base salary adjustments, if any, after evaluating the job responsibilities and demonstrated proficiency of the NEOs as assessed by the Compensation Committee, and for NEOs other than the Chief Executive Officer, in conjunction with recommendations to be made by the Chief Executive Officer. Based on the Compensation Committee’s review of the job responsibilities and proficiency of each NEO as discussed above under “Determination of Compensation Awards”, in February 2015 the Compensation Committee set base salaries effective April 1, 2015 for all executive officers in relation to the market rate for comparable positions. Mr. Shaver received a base salary increase of  $30,000; Mr. Bryant received a base salary increase of  $25,000; Messrs. Cash, McDougall and Finn each received a base salary increase of  $15,000; and Mr.  Markevich received a base salary increase of  $20,000. In addition to the base salary increases determined in February 2015, Messrs. Markevich, Cash and Finn received additional base salary increases in 2015. Mr.  Markevich received a base salary increase of  $30,000 in conjunction with his September 30, 2015 promotion to Executive Vice President and President, Transportation Coatings & Greater China; and Mr. Cash and Mr. Finn each received base salary increases of  $35,000 in June 2015 as a step towards equalizing their pay with the external market of comparable positions.
Annual Performance-Based Compensation
We structure our compensation programs to reward NEOs based on our performance and the individual executive’s relative contribution to that performance. This allows NEOs to receive ABP awards in the event certain specified corporate performance measures are achieved. The annual ABP pool is determined by the Compensation Committee based upon a pre-established formula with reference to the extent of achievement of corporate-level and business-level performance goals established annually by the Compensation Committee. The ABP is designed to reward NEOs for contributions made to help us meet our annual performance goals. The amount actually received by the NEOs will depend on our performance and individual performance during the year. The Compensation Committee may make discretionary adjustments to the formulaic ABP awards to reflect its subjective determination of an individual’s impact and contribution to overall corporate or business performance, as discussed below.
Under the terms of the ABP, the NEOs’ formulaic ABP awards are based on a percentage of their base salaries and currently range from 60% to 100% for target-level performance achievement. Maximum formulaic ABP awards are set at 200% of target payout.
Once the extent of achievement of corporate and business ABP performance targets and the formulaic ABP calculations have been determined, the Compensation Committee may adjust the amount of ABP awards paid upward or downward based upon its overall assessment of each NEO’s performance, business impact, contributions, leadership and attainment of individual objectives established periodically throughout the year, as well as other related factors. In addition, ABP funding amounts may be adjusted by the Compensation Committee to account for unusual events such as significant foreign currency exchange rate fluctuations, extraordinary transactions, asset dispositions and purchases, and mergers and acquisitions if, and to the extent, the Compensation Committee does not consider the effect of such events indicative of our performance.

The following chart sets forth the formulaic ABP awards for threshold, target-level and maximum ABP awards for our NEOs:
Name and Principal Position	Formulaic ABP at threshold performance (% of base salary)	Formulaic ABP at target-level performance (% of base salary)	Maximum ABP award (% of base salary)
Charles W. Shaver Chairman and Chief Executive Officer	50%	100%	200%
Robert W. Bryant Executive Vice President and Chief Financial Officer	37.5%	75%	150%
Steven R. Markevich Executive Vice President and President, Transportation Coatings & Greater China	37.5%	75%	150%
Michael A. Cash Senior Vice President and President, Industrial Coatings	30%	60%	120%
Joseph F. McDougall Senior Vice President and Chief Human Resources Officer	30%	60%	120%
Michael F. Finn Senior Vice President, General Counsel and Corporate Secretary	30%	60%	120%
For the year ended December 31, 2015, ABP performance goals were based upon Adjusted EBITDA (as defined below), Adjusted Free Cash Flow (as defined below), Constant Currency Net Sales (as defined below) and individual performance metrics. For this purpose, “Adjusted EBITDA” was defined as our consolidated earnings before interest expense or income, income tax expense or income, depreciation, amortization and other adjustments as defined in the credit agreement governing our senior secured credit facilities. “Adjusted Free Cash Flow” was defined as cash flows from operations less cash flows from investing activities adjusted for certain items which the Company believed due to discrete events not contemplated in our incentive compensation targets. “Constant Currency Net Sales” was defined as Net Sales assuming consistent translation rates as those assumed in our 2015 budgeting process. Individual performance is generally based on personal contributions, as described in more detail below.
For each performance year, the Compensation Committee assigns a target, threshold and maximum value to each performance metric. ABP award amounts for performance between the threshold and maximum levels are determined at the beginning of the applicable performance period and depend on the level of achievement for each metric relative to its assigned performance target, in accordance with a predetermined payout matrix. The minimum ABP award under the payout matrix is payable only upon achievement of the threshold performance goals for each performance metric (i.e., >50% of Adjusted EBITDA, >50% of Adjusted FCF and >50% of Constant Currency Net Sales). The maximum ABP award under the payout matrix (i.e., 200% of the target ABP award) is payable only upon achievement of maximum-level performance goals for each performance metric (i.e., 133% of Adjusted EBITDA, 133% of Adjusted FCF and 133% of Constant Currency Net Sales). ABP award amounts increase linearly with a 2:1 slope between threshold and target-level performance and linearly with a 3:1 slope between target and maximum-level performance. The following chart sets forth the weighting of each performance metric, the threshold, target and maximum performance goals, and the actual performance achieved under our ABP program for the year ended December 31, 2015:

The performance metrics for the NEO’s 2015 ABP and the results achieved with respect to those metrics are as follows:
Performance Metric	Weighting (%)	Threshold ($ MM)	Target ($ MM)	Maximum ($ MM)	Achieved ($ MM)
Corporate Adjusted EBITDA(1)	50	440	880	1,173	915
Corporate Adjusted Free Cash Flow	15	149	298	397	303(2)
Corporate Constant Currency Net Sales(3)	15	2,184	4,367	5,823	4,253
Individual Performance(4)	20	—	—	—	—

(1)
Excluding non-recurring and certain adjustments defined in the credit agreement. The performance component of Mr. Markevich’s and Mr. Cash’s ABP also reflects the contributions of our Light Vehicle and Industrial Coatings businesses, respectively, to the overall Corporate Adjusted EBITDA.

(2)
As a result of the impact of foreign currency, acquisitions and the Axalta Way initiative on our Adjusted Free Cash Flow for 2015, the Compensation Committee made certain adjustments to our 2015 Adjusted Free Cash Flow targets. This resulted in an achievement level at 1.5% above target and a resulting payout level for this component of 105%.

(3)
The performance component of Mr. Markevich’s and Mr. Cash’s ABP also reflects the contributions of our Light Vehicle and Industrial Coatings businesses, respectively, to the overall Corporate Constant Currency Net Sales.

(4)
Individual performance payouts vary by participant, as described below.

For the individual performance component of the ABP, the Compensation Committee provides each NEO with an ABP individual performance factor reflecting the Compensation Committee’s assessment of each NEO’s performance, business impact, contributions and leadership, among other factors. For 2015, the Compensation Committee considered the following key achievements in determining the ABP individual performance component for each of our NEOs:
•
Mr. Shaver’s individual performance factor reflected his role in leading the Company to record results in 2015. During the year, the Company surpassed its financial goals while overcoming a significant amount of currency and market volatility. Mr. Shaver led the Company to complete three acquisitions in different regions of the world allowing for continued geographic and product expansion. In addition, the Company’s productivity and growth initiative, the Axalta Way, has provided significant results and created a framework for future success. Mr. Shaver also continued to recruit board members and senior executives to the Company who contributed to our performance as Axalta’s transformation progresses.

•
Mr. Bryant’s individual performance factor reflected his leadership of the global finance organization through several key initiatives including the execution of two secondary offerings of common shares, and the private placement of 20,000,000 common shares to an affiliate of Berkshire Hathaway. Mr. Bryant co-led the Axalta Way initiative and continues to develop rigorous finance processes, including budget creation, setting and measurement for the Company. Under his leadership, the Axalta Way has produced $17 million in savings for the Company. Additionally, Mr. Bryant set up the company’s Investor Relations function, implemented an enterprise risk management program at Axalta, and successfully led the company to become Sarbanes-Oxley compliant in its first year as a public company. Mr. Bryant’s background also allows him to provide thought leadership beyond the finance function.

•
Mr. Markevich’s individual performance factor reflected his execution of our Light Vehicle business strategy and resulting performance. In June 2015, Mr. Markevich was promoted to Executive Vice President, Transportation. In this role, the OEM business was combined with commercial vehicle, including heavy duty truck, to create a combined segment focusing on transportation. Additionally, in October 2015 Mr. Markevich was given operational responsibility for the entire Greater China business. Mr. Markevich oversaw the integration of commercial vehicle into the Transportation Coatings segment and has recruited individuals to an organization that puts the customer at the center of its decision making. The results of this segment exceeded expectations and Mr. Markevich’s new role will allow him to provide this same exceptional leadership on a broader basis.
•
Mr. Cash’s individual performance reflects his leadership of the global Industrial Coatings business. Mr. Cash has developed a broad strategy to grow the Industrial Coatings business globally. In this diverse and broad market, Mr. Cash has focused his team on markets and technologies that allow our customers to benefit from our products. He has recruited a leadership team of experts in the areas of powder coatings, electrical insulation coatings and liquid coatings. In addition, he has globalized the business through shared technology. Mr. Cash’s results in 2015 have demonstrated the progress the strategy, execution and people have made to this business.

•
Mr. McDougall’s individual performance factor reflected his leadership of the global human resources, medical services and corporate affairs functions. Mr. McDougall led the human resources organization to build a performance focused culture through creation and establishment of a new talent management process. Mr. McDougall shares leadership responsibility for the Axalta Way with Mr. Bryant. In addition, Mr. McDougall has created programming on corporate partnerships and philanthropy and aligned this to the themes of STEM (Science, Technology, Engineering and Math) education, sustainability and corporate stewardship in the communities in which Axalta employees work and live.

•
Mr. Finn’s individual performance reflects his global leadership of our legal and compliance functions. Mr. Finn led the legal processes related to our secondary and private placement offerings and has built an organization to support Axalta’s acquisition activity. Mr. Finn continues to champion Axalta’s compliance program and has broadened an already effective training program to ensure all employees globally understand the Company’s policies on ethics and compliance. In 2015, Mr. Finn also assumed responsibility for trade compliance. In addition, Mr. Finn was instrumental in successfully settling outstanding issues with DuPont relating to the Acquisition.

Based on the considerations described above and our level of performance in relation to the corporate and business ABP performance targets, the ABP awards earned by Messrs. Shaver, Bryant, Markevich, Cash, McDougall and Finn equaled 126%, 87%, 94%, 63%, 76% and 70% of their respective base salaries (or 126%, 116%, 125%, 105%, 126%, and 116% of their respective target ABP awards).
Long-Term Incentive Awards
Our NEOs are eligible to receive long-term equity incentive awards pursuant to our long-term incentive programs as in effect from time to time. In 2015, our NEOs received long-term incentive awards under our 2014 Incentive Award Plan. These awards included special retention equity awards (see “Retention Restricted Stock Awards”) and annual equity grants which were conveyed in the form of fair market value-priced stock options and restricted stock awards (RSAs). Prior to 2015, equity awards for our named executives consisted entirely of stock options (including a majority of premium-priced options). In 2015, the value of our annual equity grants was split equally between stock options and RSAs. We introduced RSAs in 2015 as the first step in the process to develop a “balanced portfolio” of long-term incentive vehicles that is more in-line with peer company practices. The next step in this process occurred in 2016, with the introduction of performance-based equity awards as a component of our annual equity grants, as described in more detail below. The balanced portfolio of stock options and RSAs granted in 2015 is designed to motivate and retain our executives by providing an opportunity for them to share in the value of increases in our common shares, as well as the opportunity to immediately enhance their ownership in Company stock. Both stock options and RSAs are subject to a risk of forfeiture should the executive’s employment terminate prior to the vesting date.

Retention Restricted Stock Awards
On April 8, 2015, Carlyle sold 20,000,000 shares of Axalta common stock to an affiliate of Berkshire Hathaway, which lowered Carlyle’s total Axalta ownership to less than 50%. Pursuant to the Axalta Coating Systems Bermuda Co., Ltd. 2013 Equity Incentive Plan (the “2013 Equity Plan”), this sale constituted a liquidity event, and all unvested stock options granted under the 2013 Equity Plan became vested on April 8, 2015. In connection with the liquidity event, NEOs were awarded an additional one-time restricted stock grant intended to maintain the retention value of our equity plan. These restricted stock awards have a three year vesting schedule, in which 50% of the shares vest on the second anniversary of the grant date and 50% of the shares vest on the third anniversary of the grant date, subject to the executive’s continued employment on each applicable vesting date and accelerated vesting under certain terminations of employment following a change in control as described below under the section “Severance Arrangements”. In addition, in the event an executive’s employment is terminated by the Company without cause, by the executive for good reason, or by reason of the executive’s death or disability, the RSAs shall either (i) vest immediately with respect to 1/36 of the RSAs for each month of the executive’s employment during the period beginning on the grant date through termination if such termination occurs prior to the first anniversary of the grant date, or (ii) immediately vest in full if such termination occurs on or after the first anniversary of the grant date. The number of the retention RSAs awarded to our NEOs during the year ending December 31, 2015 is listed below.
Name	Number of Restricted Stock Awards Granted 2015
Charles W. Shaver	307,692
Robert W. Bryant	153,846
Steven R. Markevich	123,076
Michael A. Cash	69,230
Joseph F. McDougall	61,538
Michael F. Finn	61,538
Stock Options
Generally, stock options granted under our equity incentive plan have vesting schedules that are designed to encourage an optionee’s continued employment and exercise prices that are designed to reward an optionee for our performance. Stock options granted in 2015 generally expire ten years from the date of the grant and vest in three substantially equal annual installments on each of the first three anniversaries of the grant date, subject to the executive’s continued employment on each applicable vesting date and accelerated vesting under certain terminations of employment following a change in control as described below under the section “Severance Arrangements”.
The number of the stock options awarded to our NEOs during the years ending December 31, 2013, 2014 and 2015 are listed below.
Name	Number of Options Granted 2015	Number of Options Granted 2014	Number of Options Granted 2013
Charles W. Shaver	298,792	496,015	4,463,805
Robert W. Bryant	74,698	—	1,517,692
Steven R. Markevich	89,650(1)	—	1,031,635
Michael A. Cash	47,806	—	337,264
Joseph F. McDougall	44,818	—	545,575
Michael F. Finn	44,818	—	495,977

(1)
In conjunction with Mr. Markevich’s promotion in October 2015, he received 23,916 stock options valued at approximately $150,000.

Annual Restricted Stock Awards
The annual restricted stock awards granted to our NEOs in 2015 vest in three substantially equal annual installments on each of the first three anniversaries of the grant date, subject to the executive’s continued employment on each applicable vesting date and accelerated vesting under certain terminations of employment following a change in control as described below under the section “Severance Arrangements”.
The number of annual restricted stock awards granted to our NEOs during the year ending December 31, 2015 is listed below, which number is separate from the retention restricted stock awards described above under “Retention Restricted Stock Awards”.
Name	Number of Restricted Stock Awards Granted 2015
Charles W. Shaver	76,923
Robert W. Bryant	19,230
Steven R. Markevich	22,842(1)
Michael A. Cash	12,307
Joseph F. McDougall	11,538
Michael F. Finn	11,538

(1)
In conjunction with Mr. Markevich’s promotion in October 2015, he received 5,919 restricted stock awards valued at approximately $150,000.

Performance Based Awards:
In 2016, we introduced PSAs and performance share units as an additional component of our annual long-term incentive award program. In 2016, PSAs for our NEOs comprised approximately half of the grant date fair value of their annual long-term incentive awards, with stock options and RSUs each comprising 25% of the grant date fair value of their annual long-term incentive awards. PSAs granted in 2016 may be earned over a performance period ranging from January 1, 2016 through December 31, 2018 based on the Company’s TSR in relation to a pre-determined set of peer companies. The Company’s relative performance will be determined as of December 31, 2018. Earned awards, if any, will vest on the third anniversary of the grant date (February 2019).
Defined Contribution Plans
401(k) Plan
We maintain a defined contribution plan (the “401(k) Plan”) that is tax-qualified under Section 401(a) of the Internal Revenue Code of 1986 (the “Code”). The 401(k) Plan permits our eligible employees to defer receipt of portions of their eligible compensation, subject to certain limitations imposed by the Code. Employees may make pre-tax contributions, Roth contributions, catch-up contributions and after-tax contributions to the 401(k) Plan. The 401(k) Plan provides matching contributions in an amount equal to 100% of each participant’s pre-tax contributions and/or Roth contributions up to a maximum of 4% of the participant’s annual eligible compensation, subject to certain other limits, and a discretionary company contribution of up to 2% of the participant’s annual eligible compensation. Participants are 100% vested in all contributions, including company contributions. The 401(k) Plan is offered on a nondiscriminatory basis to all of our salaried employees, including the NEOs.
Deferred Compensation Plans
In addition to the 401(k) Plan, in 2015 we maintained two nonqualified deferred compensation plans for a select group of highly compensated, senior management employees, including NEOs.
The Axalta Coating Systems, LLC Retirement Savings Restoration Plan (the “Restoration Plan”), which is now frozen to new participants, permitted participants to defer their base compensation in excess of the Code compensation limits (up to a maximum of 6%). The Restoration Plan provides matching contributions to Restoration Plan participants in an amount equal to 100% of the participant’s contributions. In addition, the Restoration Plan provides a nonelective contribution equal to 3% of the participant’s compensation that is in excess of the annual limit under section 401(a)(17) of the Code. A participant’s elective deferrals are always 100% fully vested. Company matching contributions and nonelective contributions vest after three years of service with the Company.
The Axalta Coating Systems, LLC Nonqualified Deferred Compensation Plan became effective June 1, 2014. Members of our senior management team, including our NEOs, are eligible to defer base salary and future bonus in excess of the annual limits under the Code to this plan, provided that these individuals first maximize their elective deferrals to the 401(k) Plan. This plan provides for a discretionary matching contribution, a discretionary nonelective contribution and a true discretionary contribution by the Company.
The discretionary matching contribution amount, if granted, will generally be equivalent to the employer match that the participant would have received under the 401(k) Plan, if not for the annual contribution limits of the Code. The Board or its designee shall determine the maximum allowable matching contribution, as a percentage of compensation, annually. The discretionary nonelective contribution, if granted, may be equivalent to the employer nonelective contribution that participant would have received under the 401(k) Plan if not for the annual contribution limits of the Code. Any discretionary contribution amount, if granted, may be any amount determined by the Compensation Committee and is not subject to further limitations. For 2015, the necessary performance criteria was met for funding the discretionary nonelective company contribution and a payout was approved by the Compensation Committee for the first quarter of 2016.
The Compensation Committee believes that matching and company contributions assist us in attracting and retaining talented employees and executives. The 401(k) Plan and the nonqualified deferred compensation plans provide an opportunity for participants to save money for retirement and to achieve financial security.
Severance Arrangements
On November 10, 2015, the Compensation Committee authorized the Company to enter into Executive Restrictive Covenant and Severance Agreements (collectively, the “Agreements”) with each of our NEOs. The Agreements replaced the individual employment agreements entered into between the Company and each NEO at the time of hire prior to the Company’s IPO and standardized the various terms and conditions among the NEOs, including the restrictive covenants and severance practices for the NEOs. In particular, the Agreements tie the length of the NEO’s non-competition and non-solicitation periods to the amount of severance benefit he is entitled to receive.
The restrictive covenants in the Agreements, among other things, prohibit the executives from competing with the Company for a period of 12 – 24 months following the termination of the executive’s employment or soliciting the Company’s customers or employees for a period of 18 – 24 months following termination. In addition, the Agreements contain non-disparagement, confidentiality and assignment of inventions provisions for the benefit of the Company.
The Agreements provide that, upon the termination of the executive’s employment without cause or the resignation of employment by the executive for good reason (each a “Qualifying Termination”), the executive generally will be entitled to receive, subject to the executive signing and not revoking a general release of claims and compliance with the restrictive covenants, (i) severance payments equal to the greater of  (x) one to two times the sum of the executive’s annual base salary and average bonus for the prior two years and (y) 1.6 to four times the executive’s annual base salary, payable in installments over a period of 12 – 24 months; (ii) to the extent unpaid as of the termination date, an amount of cash equal to any bonus amount earned by executive for the year prior to the year of termination and paid at the same time annual bonuses are generally paid to the Company’s executives; and (iii) a lump sum payment equal to the COBRA premium required to continue group medical, dental and vision coverage for a period of 12 – 24 months after the termination date.
The following table sets forth the severance payment multiple, severance period and COBRA payment multiple applicable to each NEO in connection with a Qualifying Termination pursuant to the NEOs’ individual Agreements:

Name	Severance Payment Multiple	Severance Period	COBRA Multiple
Charles W. Shaver	Greater of (i) 2x base salary and average bonus and (ii) 4x base salary	24 months	24
Robert W. Bryant	Greater of (i) 1.5x base salary and average bonus and (ii) 2.625x base salary	18 months	18
Steven R. Markevich	Greater of (i) 1.5x base salary and average bonus and (ii) 2.625x base salary	18 months	18
Michael A. Cash	Greater of (i) 1x base salary and average bonus and (ii) 1.6x base salary	12 months	12
Joseph F. McDougall	Greater of (i) 1x base salary and average bonus and (ii) 1.6x base salary	12 months	12
Michael F. Finn*	Greater of (i) 1x base salary and average bonus and (ii) 1.6x base salary	12 months	12

*
In addition, Mr. Finn is entitled to receive a pro-rated portion of the annual bonus he would have received for the year of termination based on the Company’s actual performance for that year and paid at the same time annual bonuses are paid to the Company’s executives generally.

If a Qualifying Termination occurs within two years after a change in control of the Company, the Agreements provide that the executive will be entitled to receive, subject to the executive signing and not revoking a general release of claims and compliance with the restrictive covenants, in lieu of the amounts above, (i) a lump sum severance payment equal to two to three times executive’s annual base salary; (ii) a lump sum severance payment equal to two to three times executive’s target annual bonus amount; (iii) to the extent unpaid as of the termination date, an amount of cash equal to any bonus amount earned by executive for the year prior to the year of termination and paid at the same time annual bonuses are generally paid to the Company’s executives; (iv) a lump sum payment equal to the COBRA premium required to continue group medical, dental and vision coverage for a period of 24-36 months after the termination date; and (v) accelerated vesting of all unvested equity or equity-based awards, provided that, unless a provision more favorable to the executive is included in an applicable award agreement, any such awards that are subject to performance-based vesting conditions will only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement.
The following table sets forth the severance and COBRA payment multiples applicable to each NEO in connection with a Qualifying Termination occurring within two years after a change in control pursuant to the NEOs’ individual Agreements:
Name	Severance Payment Multiple	COBRA Multiple
Charles W. Shaver	3x	36
Robert W. Bryant	2x	24
Steven R. Markevich	2x	24
Michael A. Cash	2x	24
Joseph F. McDougall	2x	24
Michael F. Finn*	2x	24

*
In addition, Mr. Finn is entitled to receive an additional lump sum payment equal to 1x his target annual bonus.

The foregoing amounts are in addition to the payment of all earned but unpaid base salary through the termination date and other vested benefits to which the executive is entitled under the Company’s benefit plans and arrangements.
Other Elements of Compensation and Perquisites
We provide our NEOs with certain relatively low-cost, personal benefits and perquisites, which we do not consider to be a significant component of executive compensation but which are an important factor in attracting and retaining talented executives. Our NEOs are eligible under the same plans as all other employees for medical, dental, vision and short-term disability insurance, and may participate to the same extent as all other employees in our tuition reimbursement program. We also provide the following additional perquisites to our NEOs and certain other senior management personnel: executive physical, umbrella liability insurance, global travel insurance and parking benefits. The value of personal benefits and perquisites we provided to each of our NEOs is set forth below in our Summary Compensation Table.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth certain information with respect to the compensation paid to our NEOs for the years ending December 31, 2013, 2014 and 2015.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Equity Awards(1)(4) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Charles W. Shaver Chairman and Chief Executive Officer	2015	800,769	—	14,999,980	982,800	39,965	16,823,514
	2014	715,385	—	986,042	937,500	213,418	2,852,345
	2013	687,500	—	6,163,263	1,024,500	124,863	8,000,126
Robert W. Bryant Executive Vice President and Chief Financial Officer	2015	563,462	—	6,249,968	478,500	29,200	7,321,130
	2014	500,769	—	—	492,188	19,427	1,012,384
	2013	481,250	221,000	2,095,508	537,800	204,859	3,540,417
Steven R. Markevich Executive Vice President and President, Transportation Coatings & Greater China	2015	539,308	—	5,399,950	515,625	24,600	6,479,483
	2014	476,923	300,000	—	498,750	36,904	1,312,577
	2013	260,417	250,000	1,424,399	456,000	15,712	2,406,528
Michael A. Cash Senior Vice President and President, Industrial Coatings	2015	370,962	—	3,049,945	236,250	28,325	3,685,481
Joseph F. McDougall Senior Vice President and Chief Human Resources Officer	2015	410,769	—	2,749,962	302,400	36,475	3,499,607
	2014	367,231	—	—	288,750	39,610	695,591
	2013	252,482	460,000	753,288	315,500	19,836	1,801,106
Michael F. Finn Senior Vice President, General Counsel and Corporate Secretary	2015	386,538	—	2,749,962	278,400	29,415	3,444,315
	2014	333,846	—	—	262,500	31,892	628,238
	2013	235,985	—	684,807	287,200	257,989	1,465,981

(1)
Amounts represent the aggregate grant date fair value of equity awards determined in accordance with FASB ASC Topic 718. Refer to Note 11 in the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 for information regarding the assumptions used to value these awards.

(2)
Amount represents awards earned under our ABP. For additional information, see “— Annual Performance-Based Compensation.”

(3)
Other compensation includes the value of certain perquisites provided to the NEOs as well as our contributions to the NEOs’ 401(k) and deferred compensation plan accounts as set forth in the following table.

Name	Year	Memberships ($)	Parking ($)	Executive Physical ($)	Employer Contribution to 401(k) ($)	Employer Contribution to Nonqualified Deferred Compensation Plan ($)	Total ($)
Charles W. Shaver	2015	5,165	5,600	3,000	26,200	—	39,965
Robert W. Bryant	2015	—	4,600	3,000	21,600	—	29,200
Steven R. Markevich	2015	—	—	3,000	21,600	—	24,600
Michael A. Cash	2015	—	3,750	3,000	18,100	3,475	28,325
Joseph F. McDougall	2015	6,140	3,750	3,000	18,600	4,985	36,475
Michael F. Finn	2015	—	3,750	3,000	18,600	4,065	29,415
(4)
For 2015, amounts reflected include Annual and Retention Restricted Stock Awards (see Compensation Discussion & Analysis — Long-Term Incentive Awards). The table below breaks down the value of each restricted stock award type.

Name	Annual Restricted Stock Awards ($)	Retention Restricted Stock Awards ($)
Charles W. Shaver	2,499,998	9,999,990
Robert W. Bryant	624,975	4,999,995
Steven R. Markevich	699,985*	3,999,970
Michael A. Cash	399,978	2,249,975
Joseph F. McDougall	374,985	1,999,985
Michael F. Finn	374,985	1,999,985

*
Includes grant of 5,919 restricted common shares in connection with October 2015 promotion.

Grants of Plan-Based Awards
Name	Type of Award	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)			Awards: Number of Shares of Stock or Units (#)(2)	Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh.)	Grant Date Fair Value ($)(4)	Value of Stock and Option Awards ($)
			Threshold	Target	Maximum
			$	$	$
Charles W. Shaver	ABP	—	390,000	780,000	1,560,000
	SO	5/12/2015					298,792	32.50	8.37	2,499,993
	RSA	5/12/2015				76,923			32.50	2,499,998(5)
	RSA	5/12/2015				307,692			32.50	9,999,990(6)
Robert W. Bryant	ABP	—	206,250	412,500	824,500
	SO	5/12/2015					74,698	32.50	8.37	624,998
	RSA	5/12/2015				19,230			32.50	624,975(5)
	RSA	5/12/2015				153,846			32.50	4,999,995(6)
Steven R. Markevich	ABP	—	206,250	412,500	824,500
	SO	5/12/2015					65,734	32.50	8.37	549,996
	SO	9/30/2015					23,916	25.34	6.27	149,999(7)
	RSA	5/12/2015				16,923			32.50	549,998(5)
	RSA	5/12/2015				123,076			32.50	3,999,970(6)
	RSA	9/30/2015				5,919			25.34	149,987(7)
Michael A. Cash	ABP	—	112,500	225,000	450,000
	SO	5/12/2015					47,806	32.50	8.37	399,993
	RSA	5/12/2015				12,307			32.50	399,978(5)
	RSA	5/12/2015				69,230			32.50	2,249,975(6)
Joseph F. McDougall	ABP	—	120,000	240,000	480,000
	SO	5/12/2015					44,818	32.50	8.37	374,992
	RSA	5/12/2015				11,538			32.50	374,985(5)
	RSA	5/12/2015				61,538			32.50	1,999,985(6)
Michael F. Finn	ABP	—	120,000	240,000	480,000
	SO	5/12/2015					44,818	32.50	8.37	374,992
	RSA	5/12/2015				11,538			32.50	374,985(5)
	RSA	5/12/2015				61,538			32.50	1,999,985(6)

(1)
The amounts shown for the 2015 ABP represent estimated possible payouts depending on the Company’s financial performance and the participants’ individual performance. The amount that can be earned ranges from zero to 200% of the target payout amount. The actual amounts earned for 2015 are reported in the Summary Compensation Table.

(2)
The RSA grants were awarded in May 2015, with the number of shares equal to the target award, divided by the actual closing stock price on the date of the grant. Both annual and retention awards were granted in 2015 and listed individually above. Annual grants vest in equal installments over three years. Retention grants vest 50% on the second and third anniversaries of the grant date.

(3)
Non-qualified stock options were granted in May 2015 and have a ten-year term and vest in equal installments over three years.

(4)
The grant date fair values for stock options and RSAs were determined in accordance with ASC 718. The grant date fair value for RSAs equaled the closing stock price on the date of the grant.

(5)
Represents an annual grant vesting in equal installments over three years.

(6)
Represents a retention grant vesting 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date.

(7)
Mr. Markevich was awarded an additional stock grant in accordance with his promotion to Executive Vice President and President, Transportation Coatings and Greater China.

Outstanding Equity Awards
The following table provides information regarding the stock options held by the NEOs as of December 31, 2015.
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested ($)(3)
Charles W. Shaver	5/12/2015	—	298,792	32.50	5/12/2025	384,615	10,249,990
	5/22/2014	198,406	—	11.84	5/22/2024	—	—
	5/22/2014	173,605	—	8.88	5/22/2024	—	—
	5/22/2014	124,004	—	7.21	5/22/2024	—	—
	7/31/2013	1,785,522	—	11.84	7/30/2023	—	—
	7/31/2013	1,562,332	—	8.88	7/30/2023	—	—
	7/31/2013	365,951	—	5.92	7/30/2023	—	—
Robert W. Bryant	5/12/2015	—	74,698	32.50	5/12/2025	173,076	4,612,475
	7/31/2013	283,300	—	11.84	7/30/2023	—	—
	7/31/2013	222,593	—	8.88	7/30/2023	—	—
	7/31/2013	101,179	—	5.92	7/30/2023	—	—
Steven R. Markevich	9/30/2015	—	23,916	25.34	9/30/2025	5,919	157,741
	5/12/2015	—	65,734	32.50	5/12/2025	139,999	3,730,973
	7/31/2013	247,592	—	11.84	7/30/2023	—	—
	7/31/2013	216,642	—	8.88	7/30/2023	—	—
	7/31/2013	103,164	—	5.92	7/30/2023	—	—
Michael A. Cash	5/12/2015	—	47,806	32.50	5/12/2025	81,537	2,172,961
	7/31/2013	64,898	—	11.84	7/30/2023	—	—
	7/31/2013	59,874	—	8.88	7/30/2023	—	—
	7/31/2013	44,382	—	5.92	7/30/2023	—	—
Joseph F. McDougall	5/12/2015	—	44,818	32.50	5/12/2025	73,076	1,947,475
	7/31/2013	130,937	—	11.84	7/30/2023	—	—
	7/31/2013	114,571	—	8.88	7/30/2023	—	—
	7/31/2013	81,837	—	5.92	7/30/2023	—	—
Michael F. Finn	5/12/2015	—	44,818	32.50	5/12/2025	73,076	1,947,475
	7/31/2013	79,356	—	11.84	7/30/2023	—	—
	7/31/2013	95,154	—	8.88	7/30/2023	—	—
	7/31/2013	74,398	—	5.92	7/30/2023	—	—

(1)
Options vest at the rate of one-third per year on the first, second and third anniversaries of the date of grant, subject to accelerated vesting under certain terminations of employment following a change in control.

(2)
Restricted stock awards representing “retention RSAs” vest at a rate of one-half on the second and third anniversaries of the grant date, subject to acceleration in connection with certain terminations of employment. Restricted stock awards representing “annual RSAs” vest at a rate of one-third per year on the first, second and third anniversaries of the grant date, subject to accelerated vesting under certain terminations of employment following a change in control. See the “Retention Restricted Stock Awards” and “Annual Restricted Stock Awards” section above for additional details.

(3)
These values equal the number of shares of restricted stock indicated multiplied by the closing price of our common stock ($26.65) on December 31, 2015.

Options Exercised and Shares Vested
As of April 8, 2015 and pursuant to the 2013 Equity Plan, our NEOs became vested with respect to 100% of their stock options granted under the 2013 Equity Plan prior to the liquidity event. The value of the stock options exercised by each NEO are set forth in the table below:
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Charles W. Shaver	750,000	18,971,667
Robert W. Bryant	910,620	19,853,667
Steven R. Markevich	464,237	9,567,263
Michael A. Cash	168,110	2,789,753
Joseph F. McDougall	218,230	4,639,878
Michael F. Finn	247,069	4,240,729

(1)
The value realized on exercise is equal to the difference between the option exercise price and the value of the shares on the exercise date, multiplied by the number of shares being exercised, without taking into account any taxes that may be payable in connection with the transaction.

Pension Benefits for 2015
Our NEOs do not participate in any pension plans and received no pension benefits during the year ended December 31, 2015.
Nonqualified Deferred Compensation
Our NEOs participate in a nonqualified deferred compensation plan and received nonqualified deferred compensation during the years ending December 31, 2013, 2014 and 2015 to the extent their eligible compensation exceeded the limit established by the IRS for tax-qualified defined contribution plans. For additional information, see the discussion above under the heading “— Defined Contribution Plans — Deferred Compensation Plans.”
Name	Year	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Charles W. Shaver	2015	—	—	(998)	—	70,164
Robert W. Bryant	2015	—	—	637	—	34,578
Steven R. Markevich	2015	—	—	21	—	32,896
Michael A. Cash	2015	6,837	3,475	(121)	—	10,190
Joseph F. McDougall	2015	30,000	4,985	(794)	—	64,177
Michael F. Finn	2015	5,538	4,065	(653)	—	30,689
Potential Payments upon Termination or Change-in-Control
Each of our NEOs has an Agreement that provides for severance benefits upon termination of employment. See “— Severance Arrangements” above for a description of the severance arrangements with our NEOs. Assuming a termination of employment effective as of December 31, 2015 (i) by us without Cause, (ii) by the executive for Good Reason or (iii) by us without Cause or the executive for Good Reason within two years following a Change in Control, each of our NEOs would have received the following severance payments and benefits:

Name	Payment Type	Termination Without Cause or Resignation for Good Reason ($)	Termination Without Cause or Resignation for Good Reason Following a Change in Control ($)
Charles W. Shaver	Salary	1,560,000	2,340,000
	Bonus(3)	1,962,000	2,340,000
	Equity Awards(1)	—	10,249,990
	Other(2)	42,946	64,419
	Total	3,564,946	14,944,409
Robert W. Bryant	Salary	825,000	1,100,000
	Bonus(3)	772,491	825,000
	Equity Awards(1)	—	4,612,475
	Other(2)	32,210	42,946
	Total	1,629,701	6,580,421
Steven R. Markevich	Salary	825,000	1,100,000
	Bonus(3)	716,063	825,000
	Equity Awards(1)	—	3,920,045
	Other(2)	32,210	42,946
	Total	1,573,272	5,887,991
Michael A. Cash	Salary	600,000	750,000
	Bonus(3)	—	450,000
	Equity Awards(1)	—	2,172,961
	Other(2)	21,473	42,946
	Total	621,473	3,415,907
Joseph F. McDougall	Salary	400,000	800,000
	Bonus(3)	302,125	480,000
	Equity Awards(1)	—	1,947,475
	Other(2)	21,473	42,946
	Total	723,598	3,270,421
Michael F. Finn	Salary	400,000	800,000
	Bonus(3)	274,850(4)	720,000
	Equity Awards(1)	—	1,947,475
	Other(2)	21,473	42,946
	Total	696,323	3,510,421

(1)
In the event a Change in Control had occurred and the NEOs were terminated without cause or resigned for good reason on December 31, 2015, our NEOs would have realized these amounts with respect to the accelerated vesting of their outstanding equity awards pursuant to the Executive Restrictive Covenant and Severance Agreements, which amounts represent the number of unvested restricted stock and shares subject to unvested options as of such date multiplied by the closing price of our common stock on December 31, 2015 minus the aggregate exercise price of all such options. Outstanding equity awards held by an NEO only accelerate in the event the NEO is terminated without cause or resigns for good reason within two years following a change in control (and the equity awards remain outstanding, or the successor entity assumes the awards or substitutes an equivalent award).

(2)
Each NEO will be entitled to receive an amount equal to the COBRA premium required to continue group medical, dental and vision coverage for a period of 12-36 months after the termination date.

(3)
In addition to the amount shown, each NEO is also entitled to receive an amount equal to any bonus earned by the NEO for the year prior to the year of termination, to the extent unpaid as of the termination date.

(4)
In addition to the amount shown, Mr. Finn is also entitled to receive a pro-rated portion of the annual bonus he would have received for the year of termination, based on the Company’s actual performance for that year and paid at the same time annual bonuses are paid to the Company’s executives generally.

The following definitions apply to the above termination scenarios:
•
Termination without Cause.   A termination without “Cause” would occur if the Company terminates a NEO’s employment for any reason other than (i) the Board’s determination that the NEO failed to substantially perform the NEO’s duties (other than any such failure resulting from the NEO’s disability); (ii) the Board’s determination that the NEO failed to carry out, or comply with any lawful and reasonable directive of the Board or the NEO’s immediate supervisor; (iii) the NEO’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony, indictable offense or crime involving moral turpitude; (iv) the NEO’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Subsidiaries or while performing the NEO’s duties and responsibilities; or (v) the NEO’s commission of an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against the Company of any of its Subsidiaries. Notwithstanding the foregoing, if the NEO is a party to a written employment, consulting or similar agreement with the Company (or its Subsidiary) in which the term “cause” is defined, then “Cause” shall be as such term is defined in the applicable written employment or consulting agreement.

•
Termination for Good Reason.   Each NEO has the right to resign for “Good Reason” in the event that any of the following events or conditions occurs without the NEO’s written consent: (i) a decrease in the NEO’s base salary, other than a reduction in the NEO’s base salary of less than 10% that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other similarly situated employees of the Company, (ii) a material decrease in the NEO’s authority or areas of responsibility as are commensurate with such NEO’s title or position, or (iii) the relocation of the NEO’s primary office to a location more than 35 miles from the NEO’s then-current primary office location. The NEO must provide written notice to the Company of the occurrence of any of the foregoing events or conditions within ninety (90) days of the occurrence of such event or the date upon which the NEO reasonably became aware that such an event or condition had occurred. The Company has 30days to cure such event or condition after receipt of written notice of such event from the NEO. If the event or condition is noted cured within 30 days after the NEO delivers notice to the Company, the NEO may resign for “Good Reason” as long as the resignation occurs before the first anniversary of the date notice was provided by the NEO.

•
Change in Control.   A “Change in Control” generally would occur if  (i) any person or entity acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of the total combined voting power of our common shares outstanding immediately after such transaction; (ii) subject to certain exceptions the turnover of a majority of our Board during any 12 month period; or (iii) the consummation of a transaction or series of transactions in which our common shares outstanding immediately before the transaction cease to represent more than seventy percent (70%) of the combined voting power of the entity surviving the transaction or series of transactions.

Compensation Risk
We do not believe that the Company’s compensation policies and practices are reasonably likely to have a material adverse effect on us. In the third quarter of 2016, the Compensation Committee intends to undertake a comprehensive review of our various compensation plans to ensure that proper controls are in place and that these do not motivate inappropriate risk taking.
Director Compensation
Directors employed by Carlyle or us receive no additional compensation for serving on our board of directors or its committees. Pursuant to our director compensation program as in effect prior to our IPO, we pay each of our other directors, whom we refer to as our non-employee directors, $75,000 per year in cash for service on our board of directors, payable quarterly in arrears. Our non-employee directors are also eligible to receive awards under our equity incentive plans to the same extent as other service providers. Messrs. Bustos, McLaughlin and Kramvis and Ms. Ryerkerk each received a restricted stock unit (RSU) award in 2015 in the amounts set forth below. The RSU awards were granted as part of our annual compensation program for service on our Board. The RSUs vest in annual installments over three years beginning on the date of grant.
Messrs. Bustos, McLaughlin and Kramvis and Ms. Ryerkerk were our only non-employee directors in 2015. In the year ended December 31, 2015, we provided the following compensation to Messrs. Bustos, McLaughlin and Kramvis and Ms. Ryerkerk:
Name	Year	Fees Earned or Paid in Cash ($)(1)	Equity Awards ($)	Total ($)
Orlando A. Bustos	2015	75,000	200,000	275,000
Robert M. McLaughlin	2015	90,000(2)	200,000	290,000
Andreas C. Kramvis	2015	75,000	200,000	275,000
Lori J. Ryerkerk(3)	2015	18,750	33,973(3)	52,723

(1)
Director stipends are paid quarterly in arrears and pro-rated for a partial year of service.

(2)
Mr. McLaughlin received an additional quarterly retainer of  $3,750 for his service as chair of the Audit Committee.

(3)
Ms. Ryerkerk joined the board of directors on October 30, 2015 and amounts shown represent a pro-rated portion of the annual director equity award based on her service on the board of directors from such date.

Equity Compensation Plan Information
The following table provides information as of December 31, 2015, with respect to the shares of our common stock that may be issued under our existing equity compensation plans:
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	12,728,091	$10.56	9,121,532
Equity compensation plans not approved by security holders	—	—	—
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
The Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our capital stock to file reports of ownership and changes of ownership with the Commission. Based on our records and other information, we believe that during the year ended December 31, 2015 all applicable Section 16(a) filing requirements were met.
MEMBER PROPOSALS FOR THE COMPANY’S 2017 ANNUAL
GENERAL MEETING OF MEMBERS
Members who intend to present proposals at the 2017 Annual General Meeting of Members, or the “2017 Annual Meeting,” and who wish to have such proposals included in the proxy statement for such meeting, must submit such proposals in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, Axalta Coating Systems Ltd., Two Commerce Square, 2001 Market Street, Suite 3600, Philadelphia, PA 19103, and such proposals must be received no later than November 22, 2016. Such proposals must meet the requirements set forth in the rules and regulations of the Commission, as well as the informational requirements and the other requirements related to member proposals set forth in the Company’s Bye-Laws, in order to be eligible for inclusion in the Company’s proxy statement for its 2017 Annual Meeting.
Members who wish to nominate directors or introduce an item of business at an annual meeting, without including such matters in the Company’s 2017 proxy statement, must comply with the informational requirements and the other requirements set forth in the Bye-Laws. Nominations or an item of business to be introduced at an annual meeting must be submitted in writing and received by the Company no earlier than January 4, 2017 and no later than February 3, 2017 (i.e., no more than 120 days and no less than 90 days prior to May 4, 2017, the first anniversary of the Annual Meeting). A copy of the Bye-Laws, which sets forth the informational requirements and other requirements, can be obtained from the Corporate Secretary of the Company.
AVAILABLE INFORMATION
Our website (www.axaltacoatingsystems.com) contains copies of our Code of Business Conduct and Ethics that applies to all of our directors, executive officers and other employees, our Corporate Governance Guidelines and the charters of our Nominating, Audit and Compensation Committees, each of which can be downloaded free of charge.
Printed copies of our Code of Business Conduct and Ethics, Corporate Governance Guidelines and charters of our Nominating, Audit and Compensation Committees and any of our reports on Form 10-K, Form 10-Q and Form 8-K and all amendments to those reports, can also be obtained free of charge (other than a reasonable duplicating charge for exhibits to our reports on Form 10-K, Form 10-Q and Form 8-K) by any member who requests them from our Investor Relations Department:
Investor Relations
Axalta Coating Systems Ltd.
Two Commerce Square
2001 Market Street, Suite 3600
Philadelphia, PA 19103
U.S.A.
Phone: (866) 307-3862
E-mail: investorrelations@axaltacs.com
INCORPORATION BY REFERENCE
To the extent that this Proxy Statement is incorporated by reference into any other filings by Axalta under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled “Audit Committee Report” and “Compensation Committee Report” do not constitute soliciting material and should not be deemed filed with the Commission or incorporated by reference into any other filing under the Securities Act or the Exchange Act except to the extent that we specifically incorporate them by reference into such filing.
The information on our website is not, and should not be deemed to be, a part of this Proxy Statement, or incorporated into any other filings we make with the Commission.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of
Members to be Held on May 4, 2016
The Proxy Statement and Annual Report are available at
www.proxyvote.com
BY ORDER OF THE BOARD OF DIRECTORS
Michael Finn
Senior Vice President, General Counsel &
Corporate Secretary
March 22, 2016
Philadelphia, PA

AXALTA COATING SYSTEMS LTD. TWO COMMERCE SQUARE2001 MARKET STREET, SUITE 3600PHILADELPHIA, PA 19103VOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to
Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:E04799-P72405KEEP THIS PORTION FOR YOUR RECORDSDETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.AXALTA COATING SYSTEMS LTD.The Board of Directors recommends you vote FOR the following:For Withhold For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.Election of DirectorsNominees:1)Andreas C. Kramvis2)Gregory S. Ledford3)Martin W. SumnerThe Board of Directors recommends you vote FOR the following proposals:2.To approve, on a non-binding advisory basis, the compensation paid to our named executive officers.3.To appoint PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm and auditor until the conclusion of the 2017 Annual General Meeting of Members and to delegate authority to the Board of Directors of the Company, acting through the Audit Committee, to fix the terms and remuneration thereof.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:The Notice and Proxy Statement and the 2015 Annual Report are available at www.proxyvote.com.E04800-P72405AXALTA COATING SYSTEMS LTD.Annual General Meeting of Members May 4, 2016 2:00 PM Eastern Daylight TimeThis proxy is solicited by the Board of DirectorsThe member hereby appoints Charles W. Shaver, Robert W. Bryant and Michael F. Finn, or any of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of AXALTA COATING SYSTEMS LTD. that the member is entitled to vote at the Annual General Meeting of Members to be held at 2:00 PM, Eastern Daylight Time on May 4, 2016, at the Hub, 2001 Market Street, 2nd Floor, Philadelphia, PA 19103, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.Continued and to be signed on reverse side